UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Union Pacific Corporation

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Notice of Annual Meeting of Shareholders

Union Pacific Corporation

1416 Dodge Street

Room 1230

Omaha, NE 68179

To the Shareholders:

March 10, 2004

You are hereby notified that the 2004 Annual Meeting of Shareholders (the Annual Meeting) of Union Pacific Corporation, a Utah corporation (the Company), will be held at the Little America Hotel, 500 S. Main Street, Salt Lake City, Utah, at 8:30 A.M., Mountain Daylight Time, on Friday, April 16, 2004 for the following purposes:

(1)	to elect 10 directors, each to serve for a term of one year;

(2)	to adopt the Union Pacific Corporation 2004 Stock Incentive Plan;

(3)	to ratify the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company;

(4)	to consider and vote upon two shareholder proposals if presented at the Annual Meeting; and

to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof; all in accordance with the accompanying Proxy Statement.

Only shareholders of record at the close of business on February 6, 2004 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important and, accordingly, you are urged to vote promptly by telephone, by Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person.

Carl W. von Bernuth

Senior Vice President,

General Counsel and Secretary

UNION PACIFIC CORPORATION

PROXY STATEMENT

For Annual Meeting of Shareholders to Be Held on April 16, 2004

March 10, 2004

This Proxy Statement is being furnished to shareholders of Union Pacific Corporation, a Utah corporation (the Company or UPC), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (Annual Meeting) to be held on April 16, 2004 for the purpose of considering and voting upon the matters set forth in the accompanying notice of the Annual Meeting. The first date on which this Proxy Statement and the accompanying form of proxy are being sent to shareholders of the Company is March 10, 2004.

The close of business on February 6, 2004 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date there were 258,863,516 shares of Common Stock (Common Stock) of the Company outstanding, exclusive of shares held in the treasury of the Company which may not be voted.

Holders of shares of Common Stock are entitled to one vote for each share registered in their respective names. Abstentions and broker non-votes will be treated as neither a vote “for” nor “against” applicable matters. Abstentions and broker non-votes will be counted in determining if a quorum is present.

If your Common Stock is held by a broker, bank or other nominee on your behalf, you will receive directions from such holder as to how your shares may be voted in accordance with your instructions. If you hold your Common Stock in your own name, you may instruct the proxies as to how to vote your Common Stock by using the toll free telephone number or accessing the Internet address listed on the proxy card or by signing, dating and mailing the proxy card in the postage paid envelope provided. Specific directions for using the telephone and Internet voting system are set forth on the proxy card.

All shares represented by properly submitted paper, Internet or telephone proxies will, unless such proxies have previously been revoked, be voted at the Annual Meeting in accordance with the directions provided by the shareholder. If no direction is indicated, the shares will be voted as recommended by the Board of Directors. A shareholder submitting a proxy has the power to revoke it at any time before it is voted by providing written notice of such revocation to the Secretary of the Company, by submitting new telephone or Internet instructions or by delivering a validly executed later-dated proxy, or by attending the meeting and voting in person. The mere presence of a shareholder at the Annual Meeting, however, will not constitute a revocation of a previously submitted proxy.

The Board of Directors has adopted a confidential voting policy under which shareholder proxies or voting instructions are received by the Company’s stock transfer agent, Computershare Investor Services, and the vote is certified by independent inspectors of election who are officers of Computershare. Proxies and ballots as well as telephone and Internet voting instructions will be kept confidential from the management of the Company, except as necessary to meet legal requirements, in certain cases where shareholders write comments on their proxy cards or in a contested proxy solicitation. Reports concerning the vote may be made available to the Company, provided such reports do not reveal how any particular shareholder voted.

The Company will bear the costs of its solicitation of proxies. In addition to the use of the mail, proxies may be solicited by personal interview, telephone and facsimile transmission by the directors, officers and employees of the Company. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, Morrow & Co., Inc., 445 Park Avenue, New York, N.Y. 10022 has been engaged to solicit proxies for the Company. The anticipated fees of Morrow & Co., Inc. are $14,500 plus certain expenses.

Shareholder Proposals

Shareholders desiring to submit a proposal under Securities and Exchange Commission (SEC) Rule 14a-8 for consideration for inclusion in the Company’s proxy statement and form of proxy relating to the 2005 Annual Meeting must submit in writing such proposal and any statement in support thereof to the Secretary of the Company by November 10, 2004 and comply with the other requirements of SEC Rule 14a-8.

Under SEC Rule 14a-4, the Company may exercise discretionary voting authority under proxies it solicits to vote on a proposal made by a shareholder at the 2005 Annual Meeting that the shareholder does not seek to include in the Company’s proxy statement pursuant to SEC Rule 14a-8 unless the Company is notified about the proposal on or before January 24, 2005, and the shareholder satisfies the other requirements of SEC Rule 14a-4(c). However, except with respect to shareholder proposals included in the Company’s proxy statement pursuant to SEC Rule 14a-8, the Company’s By-Laws provide that to be considered at the 2005 Annual Meeting any shareholder proposal must be submitted in writing to the Secretary at the executive offices of the Company during the period beginning on December 17, 2004 and ending on January 16, 2005 and must contain the information specified by, and otherwise comply with, the Company’s By-Laws. Any shareholder wishing to receive a copy of the Company’s By-Laws should direct a written request to the Secretary at the Company’s executive offices.

Corporate Governance

The Corporate Governance and Nominating Committee, Board of Directors and management of the Company are united in the goal that the Company be among the best governed companies in America and are pleased to note that the recent Corporate Governance Quotient issued by Institutional Shareholder Services (ISS) places the Company at 97.9% of the companies in the S&P 500 and at 100% of companies in the transportation industry for compliance with ISS corporate governance standards.

The Corporate Governance and Nominating Committee and the Board of Directors reviewed the Company’s governance practices in light of the Sarbanes-Oxley Act and final New York Stock Exchange (the Exchange) listing standards, and the Board has refined and amended the corporate governance guidelines and committee charters and adopted standards for assessing director and audit committee independence as set forth later in this Proxy Statement. Charters for all Board Committees (except the Executive Committee which is governed by the Company’s By-Laws), the Company’s corporate governance guidelines and policies and the codes of business conduct and ethics for directors, officers and employees of the Company may be found on the Internet at the Company’s website www.up.com/investors. See “SEC Filings and Other Corporate Information” on page 63 for additional details on obtaining Company information.

(1) ELECTION OF 10 DIRECTORS

Unless authority to do so is withheld, the Company’s proxies intend to vote the enclosed proxy at the Annual Meeting for the election of the 10 nominees for director named herein, all of whom are currently directors of the Company. It is intended that the nominees for director be elected to hold office for a term of one year or until their successors are elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board of Directors shall nominate. The Board of Directors is not aware of any circumstances likely to cause any nominee for director to become unavailable for election. The 10 nominees for director receiving the highest number of votes cast at the Annual Meeting will be elected. The Board of Directors recommends that shareholders vote FOR each of the nominees.

Elbridge T. Gerry, Jr., will retire from the Board at the 2004 Annual Meeting, and his service as a director of the Company will end at that time. The Board acknowledges, with utmost gratitude and appreciation, the significant contributions and special leadership that Ebby Gerry has so generously given to the Company over the past 18 years. Ebby’s extensive knowledge and experience in the financial community and his special relationship with the history of the Union Pacific have served the Company well, and the Board wishes him every success and happiness in his future endeavors.

Richard J. Mahoney will also retire from the Board at the 2004 Annual Meeting and his service of nearly 13 years as a director of the Company will end at that time. The Board wishes to express its deepest appreciation to Dick Mahoney for the integrity, conscientiousness, strength of character and special insight that have been a constant hallmark of his tenure as a director, particularly in recent times as Chair of the Corporate Governance and Nominating Committee. Dick’s broad business background and the willingness to express his convictions have been particularly important to the Company as it navigated the rapidly changing corporate governance landscape, and the Board wishes him the very best in the years to come.

The Board has affirmatively determined that each of the current non-management directors has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the applicable listing standards of the Exchange and the “Director Independence Standards” adopted by the Board and included in this Proxy Statement beginning on page 22. Additionally, all Board Committees, except the Executive Committee, are comprised entirely of independent directors.

As of February 6, 2004 all directors and executive officers as a group beneficially owned 9,257,565 shares of Common Stock, representing 3.5% of the outstanding Common Stock, of which 4,533,636 are shares with respect to which such persons have the right to acquire beneficial ownership within 60 days. Mr. Anschutz beneficially owns 1.2% of the outstanding Common Stock. No nominee for director other than Mr. Anschutz beneficially owns more than 0.9% of the outstanding Common Stock.

The following table sets forth certain information regarding the nominees for director, including Common Stock beneficially owned as of February 6, 2004 and current holdings of Company Common Stock Units, representing deferred compensation and other amounts credited to their accounts. These ownership figures indicate the alignment of the named individuals’ financial interests with the interests of the Company’s shareholders since each Common Stock Unit is equivalent in value to a share of Company Common Stock and the value of their total holdings fluctuates with the price of the Company’s Common Stock.

	Equity Ownership
Name and Principal Occupation Or Employment	UPC Units (a)	UPC Shares (b)
Philip F. Anschutz	12,093	3,151,373	(c)

Chairmanof the Board, Chief Executive Officer and a director, The Anschutz Corporation and Anschutz Company (the corporate parent of The Anschutz Corporation), with holdings in energy, transportation, communications, professional sports, agriculture, media, entertainment and real estate, Denver, CO. Director, Pacific Energy GP, Inc., Qwest Communications International Inc., Regal Entertainment Group. Director and Vice Chairman of the Company since 1996. Age 64.

	Equity Ownership
Name and Principal Occupation Or Employment	UPC Units (a)	UPC Shares (b)
Richard K. Davidson	587,230	2,109,012	(d)

Chairman,President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Union Pacific Railroad Company, a subsidiary of the Company. Director, Kroger Company. Director of the Company since 1994. Age 62.

Thomas J. Donohue	5,270	11,671

Presidentand Chief Executive Officer, U.S. Chamber of Commerce, business federation, Washington, DC. Director, Qwest Communications International Inc., Sunrise Assisted Living, Inc., XM Satellite Radio. Director of the Company since 1998. Age 65.

Archie W. Dunham	2,138	10,800
Chairman,ConocoPhillips, integrated energy company, Houston, TX. Director, Louisiana-Pacific Corporation, Phelps Dodge Corporation. Director of the Company since 2000. Age 65.

Spencer F. Eccles	4,875	19,535	(e)
Chairman,Wells Fargo Intermountain Banking Region, diversified financial services company, Salt Lake City, UT. Director, U.S. Chamber of Commerce. Director of the Company since 1976. Age 69.

Ivor J. Evans	226,557	404,406	(f)
ViceChairman of the Company and of Union Pacific Railroad Company, a subsidiary of the Company. Director, Cooper Industries, Ltd., Textron Inc. Director of the Company since 1999. Age 61.

	Equity Ownership
Name and Principal Occupation Or Employment	UPC Units (a)	UPC Shares (b)
Judith Richards Hope	4,722	15,135	(g)

AdjunctProfessor of Law, Georgetown University Law Center, Washington, DC, and Senior Advisor to Paul, Hastings, Janofsky & Walker, international law firm, Washington, DC. Director, ThyssenKrupp Budd Company, General Mills, Inc., Russell Reynolds Associates. Director of the Company since 1988. Age 63.

Michael W. McConnell	0	1,000
ManagingPartner, Brown Brothers Harriman & Co., bankers, New York, NY. Director of the Company since 2004. Age 60.

Steven R. Rogel	1,950	10,750
Chairman,President and Chief Executive Officer, Weyerhaeuser Company, integrated forest products company, Federal Way, WA. Director, Kroger Company. Director of the Company since 2000. Age 61.

Ernesto Zedillo Ponce de Leon	1,802	7,179

Director,Yale Center for the Study of Globalization, an institute focusing on increasing economic, cultural and political interdependence between nations, New Haven, CT. Director, Alcoa Inc., The Procter & Gamble Company. Director of the Company since 2001. Age 52.

(a)	See “Compensation of Directors” for a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-employee directors. Additionally, see “Report on Executive Compensation” for an explanation of certain restrictions on retention stock units for employee directors.
(b)	The UPC Shares amount for all directors except Messrs. Davidson, Evans, McConnell and Zedillo includes 9,750 shares of Common Stock and for Dr. Zedillo includes 6,150 shares of Common Stock, subject to presently exercisable options granted under the 2000 Directors Stock Plan.
(c)	Includes 365,976 shares of Common Stock that are the subject of forward sales contracts under which The Anschutz Corporation retained voting power as of

February 6, 2004. Does not include 9,355,436 shares of Common Stock with respect to which The Anschutz Corporation has entered into other forward sales contracts and as to which The Anschutz Corporation does not have the power to dispose of or vote the shares. The Anschutz Corporation does, however, have the power in certain circumstances to reacquire voting power with respect to all of such shares subject to these other forward sales contracts. Mr. Anschutz is the owner of 100% of the stock of Anschutz Company, which owns 100% of the stock of The Anschutz Corporation.

(d)	The UPC Unit amount includes 242,320 deferred stock units and 344,910 retention stock units. The UPC Shares amount includes 1,709,958 shares of Common Stock subject to presently exercisable stock options granted under Company stock plans and 370,000 shares of Common Stock held in a trust. In addition, Mrs. Richard K. Davidson is the beneficial owner of 15,910 shares of Common Stock. Mr. Davidson disclaims beneficial interest in such shares.
(e)	Mr. Eccles also has shared voting or investment power with respect to 44,080 shares held in family trusts or owned by members of Mr. Eccles’ family.
(f)	The UPC Unit amount includes 109,573 deferred stock units and 116,984 retention stock units. The UPC Shares amount includes 325,000 shares of Common Stock subject to presently exercisable stock options granted under Company stock plans.
(g)	Mrs. Hope is also co-trustee of a revocable trust that owns 600 shares.

All nominees for director are also members of the Board of Directors of Union Pacific Railroad Company (the Railroad), an indirect wholly-owned subsidiary of the Company, and it is intended that all nominees for director will also be elected to serve on the Board of the Railroad until their successors are elected.

Except for the nominees listed below, each of the nominees named in the preceding table has held the indicated office or position in his or her principal occupation for at least five years. Each of the nominees listed below held the earliest indicated office or position as of at least five years ago.

Mr. Archie W. Dunham was Chairman, President and Chief Executive Officer of Conoco Inc., an integrated energy company, through August 30, 2002 and since such date has been Chairman of ConocoPhillips. Mr. Spencer F. Eccles was Chairman and Chief Executive Officer of First Security Corporation, bank holding company, through

October 26, 2000 and has been Chairman of Wells Fargo Intermountain Banking Region since such date. Mr. Ivor J. Evans was President and Chief Operating Officer of the Railroad until February 1, 2004 and has been Vice Chairman of the Company and the Railroad since such date. Mrs. Judith Richards Hope was Senior Counsel of Paul, Hastings, Janofsky & Walker until February 1, 2000 and on April 28, 2000, was appointed a non-equity Partner, effective February 1, 2000. Mrs. Hope ended her non-equity Partnership on December 31, 2003 and became a part-time Senior Advisor to the Paul, Hastings firm on January 1, 2004. Mrs. Hope has been Adjunct Professor of Law at Georgetown University since January 2002 and also has been President of OncoVir, Inc., a biotechnology company focusing on cancer therapies, since 1997 and CEO of OncoVir since October 2003. Michael W. McConnell is a Partner of Brown Brothers Harriman & Co. and has been Managing Partner since February 2002. Mr. Steven R. Rogel was President and Chief Executive Officer of Weyerhaeuser Company through April 20, 1999 and Chairman, President and Chief Executive Officer of Weyerhaeuser since such date. Dr. Ernesto Zedillo served as President of Mexico through November 2000 and has been Director of the Yale Center for the Study of Globalization since July 2002.

Compensation of Directors

Directors who are not employees of the Company receive an annual retainer of $90,000 plus expenses. Directors are required to invest $45,000 of the retainer in the Stock Unit Account referred to below. In addition, Chairs of Board Committees receive annual retainers of $15,000 each. Directors who are employees of the Company receive no retainers. Under the Stock Unit Grant and Deferred Compensation Plan for directors of the Company, a director may elect by December 31 of any year to defer all or a portion of any compensation for service as a director in the ensuing year or years, excluding reimbursement for expenses. Payment of such deferred compensation begins, for amounts in the Stock Unit Account, in January of the year following termination of service as a director (or of a year selected by the director but no earlier than such termination) and, for amounts in the Fixed Rate or Vanguard Accounts referred to below, at the election of the director either at any of such times or in the January following retirement from the director’s primary occupation. Deferred compensation may be paid, at the election of the director, in either a lump sum or in up to 15 equal annual installments and may be invested, at the option of the director, in either a Fixed Rate Account or a Stock Unit Account administered by the Company or in various accounts administered by The Vanguard Group. The accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Account earns interest compounded annually at a rate determined by the Treasurer of the Company in January of each year and the Vanguard Accounts experience earnings and value fluctuations as determined by Vanguard’s investment experiences. The Stock Unit Account fluctuates in value based on changes in the price of the Common Stock, and equivalents to cash dividends paid on the Common Stock are deemed to be reinvested in the Stock Unit Account. Cash retainers voluntarily deferred by four directors during 2003 totaled $165,000.

Directors receive $10 million of excess liability insurance coverage. Directors elected to the Board prior to April 21, 2000 are eligible to participate in a Company sponsored contributory health care plan. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. Medical coverage for directors elected after April 21, 2000 was terminated upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

Each non-employee director who was elected to the Board prior to January 1996 participates in a pension plan which provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Directors Eccles, Gerry, Hope and Mahoney currently are eligible to receive pension benefits upon retirement. The Company has purchased annuities to satisfy part of the pension obligation to certain directors in amounts calculated to provide the same expected amount net of federal taxes as the pension obligation replaced by the annuity. In January 1996, the Board terminated the pension plan for directors newly elected subsequent to that date. Non-employee directors elected between January 1996 and April 2000 received a credit, at their fifth anniversary date, to the Stock Unit Account referred to above based on a value of $85,000. This value was determined based upon certain age, retirement and mortality assumptions and a discount rate of 9.8%. The units credited were determined by dividing $85,000 by the Company’s Common Stock price on the fifth anniversary date. Directors first elected to the Board prior to 1996 will continue to be eligible for the $36,000 annual pension. However, such directors were permitted to exchange $6,000 of such pension for a credit to the Stock Unit Account calculated to provide an approximately equivalent expected present value to the $6,000 annual pension. Such credits to the Stock Unit Accounts are reflected in the preceding biographical information on directors.

As part of its overall program to promote charitable giving, the Company established the Union Pacific Corporation Board of Directors’ Charitable Contribution Plan pursuant to which the Company purchased $1 million of life insurance on each director elected prior to April 21, 2000, subject to vesting requirements based on length of service as a director (i.e., over a five-year period in 20% increments). Death benefits will be paid to the Company and the Company will donate up to $500,000 of the proceeds to no more than two charitable organizations recommended by the director and the remainder of the proceeds to Union Pacific Foundation in the name of the director. Directors derive no financial benefit from this program since all charitable contribution tax deductions accrue solely to the Company. Moreover, benefits paid to the Company’s Foundation may reduce the amount of funding that the Company provides to the Foundation. This Plan was terminated for directors elected after April 21, 2000 upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

Under the 2000 Directors Stock Plan (the 2000 Plan) adopted by the shareholders on April 21, 2000, each non-employee director of the Company is granted annually on the date of the first Board of Directors meeting of a calendar year an option to purchase shares of Common Stock of the Company. The exercise price for each option granted is the fair market value of the Common Stock on the date of grant, and the number of shares granted is determined by dividing 60,000 by 1/3 of the fair market value on such date. Each of the non-employee directors of the Company on January 29, 2004 was granted an option to purchase 2,750 shares at an option price of $65.10 per share. The 2000 Plan also provides that each non-employee director, upon election to the Board of Directors, shall receive a grant of 1,000 restricted shares of Common Stock or restricted share units, such units to represent the right to receive Common Stock in the future. The restricted shares or share units vest on the date a director ceases to be a director of the Company by reason of death, disability or retirement, as defined in the 2000 Plan. During the restricted period, the director has the right to vote such shares and receive dividends or dividend equivalents on such shares or units, but may not transfer or encumber such shares or units and will forfeit such shares or units unless he or she remains a director during the restricted period.

Governance of the Company

In accordance with applicable Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of its Board of Directors. The Board has established certain standing Committees and adopted certain guidelines and policies to assist it in fulfilling its responsibilities as described below.

During 2003, the Board of Directors met six times. None of the directors attended fewer than 75% of the meetings of the Board and Committees on which he or she served. The average attendance of all directors at Board and Committee meetings was 96%. The

Board does not require director attendance at the Annual Meeting, and there were two directors in attendance at last year’s Annual Meeting.

Committees of the Board

Except with respect to the Executive and Finance Committees, which may include non-independent directors, the Board will ensure that all other Committees are comprised entirely of non-management directors who qualify as independent directors under applicable listing standards of the Exchange, SEC regulations and the “Director Independence Standards” adopted by the Board and included in this Proxy Statement beginning on page 22.

Executive Committee

The current members of the Executive Committee are Philip F. Anschutz (Chair), Richard K. Davidson, Thomas J. Donohue, Elbridge T. Gerry, Jr., Judith Richards Hope and Richard J. Mahoney.

The Committee has all the powers of the Board, when the Board is not in session, to direct and manage all of the business and affairs of the Company in all cases in which specific directions have not been given by the Board. The Committee met one time in 2003.

Audit Committee

The current members of the Audit Committee are Judith Richards Hope (Chair), Thomas J. Donohue, Spencer F. Eccles, Steven R. Rogel and Ernesto Zedillo.

The Audit Committee operates under a charter revised and readopted by the Board of Directors on January 29, 2004, which is appended hereto as Appendix A. In accordance with Exchange and SEC requirements and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and Policies, the Board has determined that all members of the Committee satisfy the additional independence criteria applicable to audit committee members. The Board also reviewed the experience and training of the members of the Committee and determined that each member is financially literate, and that at least one member has accounting or related financial management expertise. Additionally, the Board has determined that both Mr. Eccles and Mr. Rogel qualify as “audit committee financial experts” within the meaning of the rules and regulations of the SEC.

The Committee meets regularly with financial management, the internal auditors and the independent certified public accountants of the Company to provide oversight to the financial reporting process and internal control structure. The Committee appoints the independent certified public accountants of the Company, pre-approves all audit engagement fees and all non-audit services provided by the independent certified public accountants, reviews the scope of audits as well as the annual audit plan, evaluates the independent certified public accountants through assessments of quality control procedures, peer reviews, and results of inquiries or investigations and establishes hiring policies with respect to employees and former employees of the independent certified public accountants. Both the independent certified public accountants and the internal auditors have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations and their opinions on the adequacy of internal controls and quality of financial reporting. The Committee reviews the adequacy of disclosures to be included in the annual report to shareholders regarding the Company’s contractual obligations and commercial commitments, including off-balance sheet financing arrangements. In addition, the Committee reviews the administration of the Company’s Code of Ethics for the CEO and Senior Financial Officers and the Statement of Business Conduct for employees, as well as policies concerning derivatives, environmental management, use of corporate aircraft and officers’ travel and business expenses. The Committee met four times in 2003.

The Audit Committee’s charter requires the Committee to approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent certified public accountants. By approving the engagement, which is performed in January of each year, the audit services are deemed to be pre-approved. With respect to non-audit services provided by the independent certified public accountants, the Audit Committee has adopted procedures requiring the Chief Accounting Officer, at the time of appointment of the independent certified public accountants, to present a budget to account for three categories of non-audit services: (1) audit-related services, (2) tax services and (3) other services. The budget will be detailed as to the particular services to be provided to ensure that the Committee will know what services it is being requested to pre-approve in order to facilitate a well-reasoned assessment of the impact of the services on the auditor’s independence. After review and approval of the annual budget by the Committee, no further approval by the Committee is required to undertake the specific projects within the three categories of non-audit services. If the Company determines that it requires any other non-audit services after approval of the budget, either the Committee Chair or the full Committee must pre-approve the additional non-audit services, depending on the anticipated cost of the services. In addition, the Committee Chair must review and approve any projects involving non-audit services that have exceeded budget costs during the year. Any non-audit services pre-approved by the Committee Chair pursuant to delegated authority and any projects involving non-audit services that have exceeded budget costs will be reported to the full Committee at the next regularly scheduled Committee meeting.

Audit Committee Report

The Committee has reviewed and discussed with management the Company’s consolidated financial statements for the year ended December 31, 2003. The Committee has discussed with the Company’s independent certified public accountants, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and SEC Rule 2-07 of Regulation S-X. The Committee has also received and reviewed a report from Deloitte & Touche LLP describing all relationships between Deloitte & Touche LLP and the Company and any other relationships, including the provision of the non-audit services listed below, that may adversely affect the independence of Deloitte & Touche LLP. Based on the foregoing reviews and discussions, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

Audit Fees. The audit fees billed to the Company by Deloitte & Touche LLP for the year ended December 31, 2003 and 2002, totaled $1,754,073 and $1,794,131, respectively.

Audit-Related Fees. The audit related fees billed to the Company by Deloitte & Touche LLP for the years ended December 31, 2003 and 2002, totaled $1,181,199 and $735,757, respectively. Audit-related services included consultation on accounting standards and transactions, audits of employee benefit plans, audits of subsidiary companies and work performed in connection with the initial public offering of Overnite Corporation.

Tax Fees. The tax fees billed to the Company by Deloitte & Touche LLP for the years ended December 31, 2003 and 2002 totaled $153,120 and $298,565, respectively. Tax fees included work performed for foreign tax issues, operational tax strategies and Internal Revenue Service audit work.

Other Fees. All other fees billed to the Company by Deloitte & Touche LLP for the years ended December 31, 2003 and 2002, for services other than those disclosed above totaled $158,014 and $290,269, respectively.

The Audit Committee

Judith Richards Hope, Chair

Thomas J. Donohue

Spencer F. Eccles

Steven R. Rogel

Ernesto Zedillo

Finance Committee

The current members of the Finance Committee are Elbridge T. Gerry, Jr. (Chair), Philip F. Anschutz, Judith Richards Hope, Richard J. Mahoney and Ernesto Zedillo.

The Committee operates under a written charter and is responsible for oversight of the Company’s financial position. The Committee meets regularly with management to review the Company’s capital structure, short- and long-term financing plans and programs, dividend policy and actions, investor relations activities, insurance programs and other related matters. The Committee also reviews the investment management of assets held by the Company’s pension, thrift and other funded employee benefit programs, including the appointment of investment managers and trustees. The Committee met six times in 2003.

Compensation and Benefits Committee

The current members of the Compensation and Benefits Committee are Thomas J. Donohue (Chair), Archie W. Dunham, Spencer F. Eccles and Steven R. Rogel.

The Committee operates under a written charter and has direct responsibility to review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluate the CEO’s performance and, together with other independent directors, determine and approve the CEO’s compensation level based on such evaluation. The Committee has direct responsibility to review and refer to the Board for approval employee salaries at the level set by the By-Laws which cannot be exceeded without Board or Executive Committee approval. The Committee also has direct responsibility to oversee the Company’s executive incentive plans and determines the amounts of, and the individuals to whom, awards shall be made thereunder. The

Committee is responsible for reviewing and recommending to the Board all the material amendments to the Company’s pension, thrift and employee stock ownership plans. The Committee also periodically reviews the Company’s vacation, life insurance and medical and dental benefit plans and the matching gifts program to ensure that these benefit plans remain competitive. See pages 26 through 30 for the Committee’s report on 2003 compensation and stock ownership programs. The Committee met five times in 2003.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Richard J. Mahoney (Chair), Philip F. Anschutz, Archie W. Dunham and Elbridge T. Gerry, Jr.

The Committee operates under a written charter and assists management concerning matters of succession, reviews and recommends changes in compensation for the Board of Directors, reviews the qualifications of candidates for the position of director consistent with criteria approved by the Board and recommends candidates to the Board of Directors as nominees for director for election at Annual Meetings or to fill such Board vacancies as may occur during the year. The Committee is also responsible for the oversight of the Corporate Governance Guidelines and Policies discussed below to ensure board independence and promote excellence in governance. In addition, the Committee oversees the Company’s Code of Business Conduct and Ethics for members of the Board, reviews current trends and practices in corporate governance and recommends to the Board adoption of programs pertinent to the Company. In connection with performing these duties, the Committee periodically reviews the composition and activities of the Board, including, but not limited to, committee memberships, Board evaluation, continuing education, size, retirement policy and stock ownership. The Committee met two times in 2003.

The Committee will consider director candidates suggested by shareholders of the Company. Shareholders desiring to suggest candidates for consideration at the 2005 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on December 17, 2004 and ending on January 16, 2005, and include the information specified by, and otherwise comply with, the nomination procedures set forth in the Company’s By-Laws. Any shareholder wishing to receive a copy of the Company’s By-Laws should direct a written request to the Secretary at the Company’s executive offices.

In addition to evaluating candidates suggested by shareholders of the Company, the Committee will consider and evaluate individuals for service on the Board suggested by directors and other interested parties. The Company currently employs a search firm on behalf of the Committee to identify and help evaluate suitable candidates.

The Committee ultimately seeks to identify and nominate candidates with diverse talents, backgrounds and perspectives who will enhance and complement the skills and expertise of the Board and satisfy the Board membership criteria included in the Company’s Corporate Governance Guidelines and Policies set forth below. In determining the independence of a candidate, the Committee relies upon the then effective independence standards adopted by the Board. The Committee requires that all candidates exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board, in addition to having demonstrable and significant professional accomplishments and effective management and leadership capabilities. The Committee emphasizes familiarity with the rail transportation industry and the Company’s customers and suppliers when considering candidates. The Committee considers the number of other public boards on which candidates serve in connection with determining whether the individual circumstances of each candidate will allow the candidate sufficient time to effectively serve on the Board and contribute to its function. The Committee will consider candidates at any time during the year, and the Committee meets every January or February to consider the inclusion of nominees in the Company’s proxy statement. During this meeting the Committee considers each nominee by reviewing relevant information provided by the nominee in his or her mandatory questionnaire, applying the criteria listed above and assessing the performance of the Board and each nominee during the previous year with respect to current members of the Board. The Committee will consider candidates nominated by shareholders in the same manner after ensuring that any such nomination has been executed in compliance with the By-Laws of the Company and the applicable SEC rules and regulations governing shareholder nominations.

Michael W. McConnell, a current nominee to serve on the Board, has been a member of the Board since January 29, 2004. Mr. McConnell was recommended to the Committee as a qualified candidate by one of the non-management directors of the Company. All of the other nominees are current members of the Board and have been nominated and elected by the shareholders in prior years.

Corporate Governance Guidelines and Policies

The Corporate Governance and Nominating Committee, with the assistance of independent counsel retained by the Committee, reviewed and recommended changes to the Company’s corporate governance guidelines and policies to meet the Committee’s current understanding of best practices and to satisfy requirements that have been adopted by the SEC and the new listing standards adopted by the Exchange. The Board approved the new guidelines and policies presented below. The Committee and the Board will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to promote the effective governance of the Company.

Board Size. The Board’s guideline is to maintain a Board size of 10 to 12 members with no more than two management directors.

Director Independence. A majority of the members of the Board will be independent. All members of the Audit, Compensation and Benefits and Corporate Governance and Nominating Committees will be independent. An “independent” director is a director who, as determined by the Board in its business judgment, meets the Exchange definition of “independence” as well as the Director Independence Standards adopted by the Board and set forth in the next succeeding section titled “Director Independence Standards”. In addition, directors who serve on the Audit Committee must meet additional independence criteria applicable to audit committee members under Exchange listing standards, as described in the second succeeding section titled “Audit Committee Independence Standard”. Independence is determined annually by the Board based on the recommendation of the Corporate Governance and Nominating Committee.

Board Membership Criteria. The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Corporate Governance and Nominating Committee develops and recommends membership criteria to the Board. Such criteria include business and management experience, familiarity with the business, customers and suppliers of the Company, diverse talents, backgrounds and perspectives and relevant regulatory and stock exchange membership requirements for the Board and its committees.

Selection of Director Nominee Candidates. The Corporate Governance and Nominating Committee is responsible for recommending to the Board the selection of director nominee candidates.

Change in Principal Occupation. Upon a director’s retirement, resignation or other significant change in professional duties and responsibilities, the director shall submit his or her resignation from the Board to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance.

Service on Outside Boards. When the CEO or another senior officer of the Company is invited to serve on outside boards of directors, the CEO or officer must present the issue to the Board for review and approval. Directors must notify the Board prior to accepting a position on the board of another company. No member of the Audit Committee may serve on the audit committees of more than three public companies.

Director Attendance at Board Meetings. Directors are expected to attend in person all regularly scheduled Board and committee meetings and to participate telephonically when they are unable to attend in person.

Number of Committees. The current standing committees are the Executive Committee, Audit Committee, Finance Committee, Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. The Board has the authority to create additional committees.

Board Meeting Agendas. The directors and management of the Company may originate action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

Board Committee Meeting Agendas. The departments of the Company that administer the area of responsibility charged to each committee may submit items for inclusion on committee agendas, and committee members may suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

Distribution of Board Materials. Information and materials for Board consideration are generally distributed to directors at least five days in advance of the meeting, with additional time provided when the complexity of an issue demands, unless an issue for Board consideration arises without sufficient time to complete distribution of materials within this time frame.

Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

Executive Sessions of Non-Management Directors. Regularly scheduled sessions of non-management directors are held at every meeting of the Board, and the presiding director for each session is rotated in alphabetical order, except the January executive session is led by the Chair of the Corporate Governance and Nominating Committee.

Parties wishing to communicate with the non-management directors may do so by writing to Presiding Director, Union Pacific Corporation, 1416 Dodge Street, Room 1230, Omaha, NE 68179.

Director Access to Management and Independent Advisors. The Company provides each director with access to the management of the Company. The Board and committees, as set forth in the applicable committee charter, have the right to consult and retain independent counsel and other advisors at the expense of the Company.

Board Member Compensation. Non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, and the retainer is reviewed periodically by the Corporate Governance and Nominating Committee. A substantial portion of the annual retainer will be paid in Common Stock equivalents, which will not be payable until after termination of service from the Board.

Board Member Equity Ownership. Board members must own equity in the Company equal to at least three times the value of the annual retainer, with such ownership goal to be reached within five years of joining the Board, unless special circumstances of a member as determined by the Board delay the achievement of the ownership goal.

Director Orientation and Continuing Education. Upon election to the Board, new members are provided with a comprehensive set of materials on the operations, finances, governance and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical. The Board encourages directors to periodically attend appropriate programs and sessions and obtain and review appropriate materials to assist them in performing their Board responsibilities. The Company will recommend programs and sessions to directors and will pay any fees and expenses associated with attendance.

Evaluation of the Chairman and CEO. The performance of the Chairman and CEO is evaluated annually. A questionnaire and business objectives summary is distributed to all non-management directors prior to the January Board meeting for purposes of evaluating the Chairman and CEO. The questionnaire, not a recorded item, provides each director the opportunity to assess individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The questionnaire and business objectives summary serve as the basis for a discussion, led by the Chair of the Corporate Governance and Nominating Committee, during an executive session, of

Company and Chairman and CEO performance for the year. The Compensation and Benefits Committee then meets following the executive session to determine bonuses, if any, to be awarded to the Chairman and CEO and management of the Company. The Chairs of the Corporate Governance and Nominating Committee and the Finance Committee then review with the Chairman and CEO his performance and any recommended areas for improvement.

Succession Planning. The CEO reports periodically to an executive session of the Board on succession planning, including an assessment of senior managers and their potential to succeed him or her. The CEO will also make available, on a continuing basis, the CEO’s recommendation concerning who should assume the CEO’s role in the event the CEO becomes unable or unwilling to perform his or her duties.

Evaluation of Board and Committee Performance. The Board and its committees, to the extent required by their respective charters, conduct self-evaluations annually to assess their performance. The Board and committee evaluation process involves the distribution of a self-assessment questionnaire to all Board and committee members that invites written comments on all aspects of the Board and each committee’s process. The evaluations are then summarized and serve as the basis for a discussion of Board and committee performance and any recommended improvements.

Evaluation of Director Performance. The Corporate Governance and Nominating Committee assesses the contributions and independence of current directors in connection with their renomination to stand for election to the Board.

Strategic Planning Review. Management presents an annual strategic plan to the Board for its review and assessment, and the Board will make such recommendations to management regarding the strategic plan as it deems necessary.

Confidential Voting. It is the Board’s policy that all stockholder proxies, consents, ballots and voting materials that identify the votes of specific stockholders be kept confidential from the Company with access to proxies, consents, ballots and other stockholder voting records to be limited to inspectors of election who are not employees of the Company, except as may be required by law or to assist in the pursuit or defense of claims or judicial actions or in the event of a contested proxy solicitation.

Future Severance Agreements. The Corporate Governance and Nominating Committee at its September 2003 meeting developed a policy on future severance agreements in response to the support of approximately 56% of the shares voted at last year’s Annual Meeting of a shareholder proposal to adopt such a policy. The new policy, which was presented to and approved by the full Board, provides that the Company shall not enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of the Company’s shareholders. The full text of the policy may be found on the Company’s website at www.up.com/investors/corporate governance.

Director Independence Standards

In February 2004, the Board of Directors adopted director independence standards set forth below and determined that an “independent” director is a director whom the Board has affirmatively determined has no material relationship with the Company or any of its consolidated subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, a director is also not independent if:

(1)	the director is, or in the past three years has been, an employee of the Company or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company;

(2)	the director is, or in the past three years has been, affiliated with or employed by the Company’s outside auditor, or a member of the director’s immediate family is, or in the past three years has been, affiliated with or employed in a professional capacity by the Company’s outside auditor;

(3)	the director, or a member of the director’s immediate family, is, or in the past three years has been, an executive officer of another company where any of the Company’s present executives serve on the compensation committee;

(4)	the director, or a member of the director’s immediate family, receives or has in the past three years received any direct compensation from the Company in excess of $100,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company, and compensation received by the director’s immediate family member for service as a non-executive employee of the Company;

(5)

the director: (a) is an executive officer or employee of a company that makes payments to or receives payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or (b) is a partner, principal or member of, or is employed in a professional capacity by, any professional services firm that receives payments from the Company (a professional services firm that provided services to the Company before the Board’s adoption of this standard may complete an engagement that existed as of January 1, 2004, but only to the extent that: (i) it is in the best interest of the Company that the professional services firm do so, as determined by the Board; and (ii) any such continuing engagement is terminated as soon as practical taking into consideration the best interest of the Company);

(6)	a member of the director’s immediate family: (a) is an executive officer of another company that makes payments to or receives payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or (b) is a partner, principal or member of, or is employed in a professional capacity by, any professional services firm that receives payments from the Company; and

(7)	the director is an executive officer, director or trustee of a non-profit organization to which the Company or Union Pacific Foundation makes, or in the past three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company or Union Pacific Foundation contribute under matching gifts programs are not included in the payments calculated for purposes of this standard).

For purposes of these standards, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

Audit Committee Independence Standard

In addition to the Board’s Director Independence Standards above, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with SEC regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company’s Common Stock with the SEC and the Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC and the Exchange. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that, except as described in the next sentence, none of its executive officers and directors failed to comply with Section 16(a) reporting requirements in 2003. Due to administrative error, reports of a discretionary 401(k) plan transaction by James V. Dolan was filed one day late and the surrender of Common Stock to the Company for tax purposes by Robert W. Turner was filed two days late.

Security Ownership of Certain Beneficial Owners

The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock of the Company by owners of more than five percent of the outstanding shares of such Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
FMR Corp. 82 Devonshire Street Boston, MA 02109	14,398,363	(a)	5.6%

(a)	Based on information contained in Schedule 13G filed by FMR Corp. (FMR) with the SEC with respect to shares of Common Stock owned on December 31, 2003. According to the filing, on that date FMR, through its subsidiaries Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisers, Inc., and its affiliate Fidelity International Limited, had in the aggregate sole and shared power to vote 2,007,503 and 0, respectively, of such shares, and sole and shared power to dispose of 14,398,363 and 0, respectively, of such shares.

Certain Relationships and Related Transactions

Agreement with Anschutz Shareholders

In connection with the Company’s acquisition of Southern Pacific Rail Corporation (SP), the Company entered into a shareholders agreement (Anschutz Shareholders Agreement) with Mr. Philip F. Anschutz, The Anschutz Corporation (TAC) and Anschutz Foundation, a not-for-profit corporation (collectively, Anschutz Shareholders), which expired in September 2003. The Anschutz Shareholders Agreement provided, among other things, that the Company would elect Mr. Anschutz or a designee selected by TAC as a director of the Company and would appoint Mr. Anschutz or the designee to certain committees. The Anschutz Shareholders Agreement also provided for certain standstill limitations on the Anschutz Shareholders with respect to, among other things, the acquisition and disposition of voting securities, the solicitation of proxies, seeking or proposing any merger, business combination or similar extraordinary transaction involving the Company, and certain voting matters.

Transactions Involving Anschutz Shareholders and Affiliates

Effective November 3, 1997, ANSCO Investment Company (ANSCO), a subsidiary of TAC, entered into an agreement with the Railroad, replacing agreements between ANSCO and SP’s railroad subsidiaries assumed by the Railroad, governing the operation of ANSCO owned railcars, including cars used in the operation of what is referred to as the Winter Park Ski Train, over the Railroad’s rail system. Effective May 1, 1997, ANSCO leased from the Railroad 3,639 feet of yard track at the Burnham Yard in Denver, Colorado, for storage of ANSCO Winter Park Ski Train railcars at an annual rental based on the Railroad’s usual and customary charge for rental of track. In addition, effective September 1, 1997, ANSCO leased a vacant coach shop building at Burnham Yard from the Railroad for repair and maintenance of ANSCO Winter Park Ski Train railcars. Compensation paid or accrued to the Railroad during 2003 under all three agreements totaled approximately $431,700.

Pacific Pipeline System LLC (Pacific Pipeline), a majority-owned indirect subsidiary of Anschutz Company, owns a crude oil pipeline located on a portion of the Railroad’s right-of-way between Santa Clarita and Los Angeles/Long Beach, California. The pipeline is covered by an easement agreement between the Railroad, as successor in interest to Southern Pacific Transportation Company (SPTC), and Pacific Pipeline, which provides for compensation to the Railroad for the use of its right-of-way. Prior to entering into the easement agreement, SPTC obtained an opinion from an unrelated real estate appraisal firm that the rental calculation and other terms pertaining to the pipeline easement were representative of market transactions and were no less favorable than could be obtained in an arms-length transaction. The total amount paid to the Railroad by Pacific Pipeline under this agreement in 2003 was approximately $733,100. In January 2004, Pacific Pipeline paid the Railroad approximately $733,100 for rentals under the easement agreement for calendar year 2004. Pursuant to the terms of the easement agreement, the annual rental will be revised in accordance with a prescribed valuation procedure to reflect the current fair market rental and any reduction in the length of the right-of-way covered by the easement agreement.

Other Business Relationships

Judith Richards Hope is senior advisor to the law firm of Paul, Hastings, Janofsky & Walker where she previously served as a non-equity partner. The firm has provided legal services to the Company and is completing one representation. Mrs. Hope is not involved in providing any of those services and receives no financial benefit therefrom. As of February 26, 2004, the Company’s Board of Directors determined not to obtain professional services from any firm where a director is employed or affiliated and will not retain the Paul, Hastings firm for further matters so long as Mrs. Hope is a director of the Company and is associated with the firm.

Compensation Committee Interlocks and Insider Participation

The Compensation and Benefits Committee includes the following independent directors: Thomas J. Donohue, Archie W. Dunham, Spencer F. Eccles and Steven R. Rogel.

The Company has no interlocks or insider participation.

Report on Executive Compensation

The Compensation and Benefits Committee has direct responsibility for administering the executive compensation and stock ownership programs for the Company.

The Committee administers a performance-based executive compensation program consisting of annual and long-term compensation. The program is designed to provide payment for performance of assigned accountabilities and achievement of goals that contribute to corporate earnings, thereby enhancing shareholder value.

Annual Compensation

Annual compensation consists of two components: base salary and at-risk annual incentive pay. Depending on performance and the level of the executive, generally 20% to 75% of total annual compensation will be at risk. The Committee reviews each senior executive officer’s salary, taking into consideration the executive’s performance, corporate and operating unit performance, the executive’s position and responsibility in the organization, the executive’s experience and expertise, salaries for similar positions at comparable companies and internal pay equity. In making salary recommendations or decisions, the Committee exercises subjective judgment using no specific weights for the above factors. Average base salaries for the Company’s executives generally do not exceed the median for comparable companies. When the Company consistently attains its performance objectives, total cash compensation for executives, including salary and bonus, could be equal to or slightly above the seventy-fifth percentile for comparable companies. Comparable companies include those in the line of business index in the Performance Graph on page 40, as well as industrial companies of a similar size in different lines of business with which the Company competes for executive talent.

Annual incentive pay is awarded under the Executive Incentive Plan (EIP). In accordance with the EIP, a reserve account for payment of incentive awards is credited based on a shareholder-approved formula tied to return on equity (ROE) and net income. The account is credited only in years where the results from continuing operations produce a return on average annual shareholders’ equity, before accounting changes, of at least 10%, which permits 1.5% of net income to be credited. The permissible credit is increased by .075% of net income for each .1% of ROE over 10%. The maximum credit is 3% of net income which requires a ROE of 12%. Under the EIP, the maximum annual award that may be made to executive officers whose compensation is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), is .25% of covered income for the Chief Executive Officer and .15% of covered income for other covered executive officers, which generally includes the four most highly compensated officers other than the Chief Executive Officer. “Covered income” is the greater of net income (excluding certain items) for the year or such net income for the first 11 months of the year. For 2003, a total of $23.2 million was awarded to executives under the EIP. Executives have an alternative to forego all or a portion of their EIP award in exchange for retention stock units equal to 150% of the incentive amount foregone pursuant to the Executive Incentive Premium Exchange Program (PEP). The units are generally subject to a three-year vesting period. Executive officers, including the Chief Executive Officer, elected to forego $6.4 million of EIP cash incentive awards and received retention stock units under the PEP.

Long-Term Compensation

The Committee believes that long-term compensation should comprise a substantial portion of each executive officer’s total compensation. The Company’s long-term compensation incentives currently include stock options, retention stock, and retention stock units. The Company’s 2001 Long Term Plan described below also included a cash award.

Stock-Based Awards. Stock-based awards are key elements in the Company’s long-term compensation program. The size of stock awards is based on the executive’s position, experience and performance, without giving particular weight to any one factor. The number of options currently held by an executive is not a factor in any award grant. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant, and when vested are exercisable up to 10 years from the date of grant. The Company maintains guidelines for executive stock ownership levels ranging from one to seven times salary. Until the minimum ownership amount is achieved, executives are expected to retain in Common Stock (or Common Stock units) 100% of the profit realized from the vesting of retention stock and stock units and the exercise of options net of taxes, and in the case of options, the cost of exercise. Retention stock and retention stock units generally require three or four years of continuous employment to vest.

2001 Long Term Plan (LTP). In November 2000, the Committee established the LTP to further align the interests of key employees with Company shareholders. Participants were awarded retention shares or retention stock units and cash awards subject to attainment of performance targets and continued employment through January 31, 2004. The LTP performance criteria include three-year (2001-2003) cumulative Earnings Per Share and stock price targets. Executives subject to restrictions under Section 162(m) of the Code were required to defer receipt of any retention stock units awarded until termination of employment pursuant to the Company’s Deferral of Stock Award Gains Program. The LTP paid awards on January 31, 2004 based on cumulative Earnings Per Share of $13.84 ($3.77, $5.05, and $5.02 earned in 2001, 2002 and 2003, respectively, excluding the accounting adjustment for Financial Accounting Standards Board Statement No. 143, “Accounting for Asset Retirement Obligations”, recorded in the first quarter of 2003) totaling 48% of the maximum amount available under the plan.

Executive Stock Purchase Incentive Plan. This one-time program established in 1999 allowed select executives to purchase Common Stock at fair market value using a full-recourse, interest-bearing loan from the Company. The program included stock price and earnings performance targets and a 40-month employment requirement. Based on attainment of a stock price target, an earnings target and completion of the retention period in January 2003, participants received a deferred cash payment equal to two- thirds of the outstanding loan balance plus net accrued interest, which payment was applied against the participant’s outstanding loan balance. Amounts earned by executive officers are shown in the Summary Compensation Table. There are no executive officers with outstanding loans.

Deductibility of Performance-Based Compensation

The Committee has, where it deems appropriate, taken steps to preserve the deductibility of performance-based compensation to the CEO and executive officers. The Committee may award non-deductible compensation when it believes that such grants are in the best interest of the shareholders, balancing tax efficiency with long-term strategic objectives.

CEO Compensation

Mr. Davidson’s leadership through a challenging economic environment enabled the Company to lead the United States rail industry in key 2003 financial measures including revenue, operating income, operating ratio, free cash flow, debt to capital ratio and return on capital.

Revenue was the best in the history of the industry at $11.6 billion, up 4%. Volume, as measured by gross ton miles, exceeded one trillion for the first time in the industry as carloadings also grew to a new all-time record. For the second consecutive year, free cash flow (as defined in the Company’s 2003 Annual Report on Form 10-K) after dividends exceeded $500 million (excluding the proceeds from the Overnite initial public offering (IPO)) even after investing nearly $2 billion in capital at the Railroad and Overnite.

The Railroad continued its pursuit of excellence in the areas of safety, derailment prevention, productivity and customer service. The Federal Railroad Administration reportable injury rate and crossing incidents achieved best-ever results for the Railroad as derailment cost on a Gross Ton Mile (GTM) basis also reached an all-time annual low. A productivity focus across all functions of the Railroad coupled with the record setting volume enabled most productivity measures to be at all-time best levels including GTM per employee, up 5% from the record set in 2002. In addition, the Railroad continued to expand innovative rail service offerings for its customers.

Under Mr. Davidson’s direction, the Company successfully completed the sale of Overnite on November 5, the 7th largest IPO for 2003. The sale generated approximately

$620 million in cash and $211 million of income, or $.79 earnings per share (reported as discontinued operations). For the first ten months of the year prior to the sale, Overnite posted strong financial results, with record revenue of $1.2 billion, representing a 10% increase over the same period in 2002. Operating income of $75 million grew by an impressive 20% while operating ratio improved .5 points over last year to 94%.

As a result of the Company’s solid financial performance coupled with proceeds from the Overnite IPO, the debt to capital ratio improved by 6.9 points to 44.8% (as adjusted for leases) to the best level since 1985, prior to the Overnite, SP and CNW acquisitions. Shareholder wealth was enhanced with a dividend increase for the second consecutive year (15% in 2002 and 30% in 2003), capping a two year stock price appreciation of 22% compared to 14.5% for the other major U.S. rails and -3% for the S&P 500.

Importantly, Mr. Davidson ensured Union Pacific was focusing on the future with his commitment to strategic initiatives such as the Yield Strategy, the Overnite IPO, and the significant investment in resources—encompassing employees, locomotives and physical plants—to ensure a strong foundation for 2004.

Mr. Davidson is the Company’s most highly compensated officer. In January 2003, Mr. Davidson received a deferred cash payment equal to two-thirds of the principal and interest on his outstanding $9.1 million loan pursuant to the terms of the ESPIP, which payment was applied against his outstanding loan balance. His salary was increased to $1.35 million in December 2003. In January 2004, the Board of Directors reviewed Mr. Davidson’s performance and based on that review, as well as other factors including competitive compensation information, the Committee awarded him 69,125 retention stock units and 325,000 options. Mr. Davidson would have been eligible for an award under the EIP, but elected in advance to forego the entire amount of any such award for retention stock units under the PEP.

The Compensation and Benefits Committee

Thomas J. Donohue, Chair

Archie W. Dunham

Spencer F. Eccles

Steven R. Rogel

Summary Compensation Table

The following table provides a summary of compensation during the last three calendar years for the Company’s Chief Executive Officer and the other four most highly compensated executive officers.

Long-Term Compensation

	Annual Compensation				Awards		Payouts

Name and Principal Position	Year	Salary	Bonus (a)	Other Annual Compen- sation (b)	Restricted Stock Awards (c)	Options/ SARs	LTIP Payouts (d)	All Other Compen- sation (e)

Richard K. Davidson Chairman and CEO	2003 2002 2001	$1,258,333 1,187,500 1,100,004	$0 0 0	$211,517 79,204 107,945	$4,500,000 11,365,650 4,500,000	325,000 200,000 150,000	$7,999,113 0 0	$89,598 90,335 73,460

Ivor J. Evans President and COO of the Railroad(f)	2003 2002 2001	770,000 723,339 683,340	1,583,000 0 0	118,524 91,507 77,311	67,000 5,074,000 1,575,000	150,000 100,000 75,000	3,999,556 0 0	63,801 58,075 48,943

James R. Young Exec. Vice President- Finance(g)	2003 2002 2001	465,000 441,668 400,008	0 450,000 340,000	197 191 179	1,050,000 2,484,200 127,500	75,000 50,000 35,000	1,628,258 0 0	20,651 18,968 16,325

Dennis J. Duffy Executive Vice President-Operation of the Railroad	2003 2002 2001	461,667 441,668 400,008	650,000 90,000 212,500	379 330 179	0 3,024,200 318,700	75,000 50,000 35,000	1,612,322 0 0	21,954 20,107 17,207

Carl W. von Bernuth Sr. Vice President, General Counsel and Secretary	2003 2002 2001	440,000 430,187 421,900	800,000 800,000 700,000	1,447 634 196	0 0 0	40,000 36,000 35,000	1,630,507 0 0	25,545 24,023 22,312

(a)	Bonus amounts foregone under the Company’s PEP for 2001, 2002 and 2003 are excluded from the bonus column, and the value of the retention stock units awarded is included in the restricted stock awards column.
(b)

Other Annual Compensation includes reimbursements for Medicare tax on supplemental pension and thrift plans, above market interest and certain personal benefits, including the following: for Mr. Davidson in 2003, 2002 and 2001—use of corporate transportation $112,083, $45,408 and $61,462, respectively, and tax and financial counseling services $96,031, $30,746 and $43,782, respectively; and for Mr. Evans in 2003, 2002 and 2001—use of corporate transportation $101,439, $61,022 and $56,012, respectively, and tax and financial counseling services $14,045, $27,803 and $18,922, respectively. Other Annual Compensation below disclosure thresholds has been omitted.

(c)	Aggregate restricted stock holdings (excluding stock units awarded in January 2004 pursuant to the PEP as described below) and the value thereof as of December 31, 2003: Mr. Davidson, 347,959 stock units, $24,176,191; Mr. Evans, 141,516 stock units, $9,832,532; Mr. Young, 54,369 stock units, $3,777,558; Mr. Duffy, 70,362 stock units, $4,888,752; and Mr. von Bernuth, 9,774 stock units, $679,098. Under the PEP for 2003, Messrs. Davidson and Young elected to forego all of their respective annual incentive awards in exchange for grants of retention stock units equal to 150% of the amount foregone, with retention stock units valued at the fair market value of Common Stock on January 29, 2004, the grant date of the award. The amounts shown in the restricted stock awards column for 2003 for Messrs. Davidson and Young include 60,807 and 16,130 retention stock units, respectively, so awarded. Such retention stock units are subject to a three-year vesting period. For awards of retention stock units, the holder is entitled to receive dividends during the vesting period, which are paid at the same rate and time as dividends that would be paid on an equivalent number of shares of Common Stock.
(d)	Payouts for 2003 consist of deferred cash payments equal to two-thirds of the outstanding principal balances, plus net accrued interest on loans under the Executive Stock Purchase Incentive Plan described below.
(e)	All Other Compensation for 2003 consists of Company-matched thrift plan contributions (Mr. Davidson $37,750, Mr. Evans $23,100, Mr. Young $13,950, Mr. Duffy $13,850 and Mr. von Bernuth $13,200), and life insurance premiums in 2003 (Mr. Davidson $51,848, Mr. Evans $40,701, Mr. Young $6,701, Mr. Duffy $8,104 and Mr. von Bernuth $12,345).
(f)	Mr. Evans was elected Vice Chairman of the Company and the Railroad, effective February 1, 2004.
(g)	Mr. Young was elected President and Chief Operating Officer of the Railroad, effective February 1, 2004.

Indebtedness of Management

In September 1999, the Board of Directors approved the Executive Stock Purchase Incentive Plan (ESPIP) whereby certain of the Company’s officers purchased Common Stock at fair market value with the proceeds of full-recourse, unsecured, interest bearing loans from the Company. The loans have a seventy-six month term and accrue interest at 6.02% (the applicable federal rate as determined pursuant to Section 1274(d) of the Code on the purchase date for loans of such maturity), compounded annually. Deferred cash payments were to be awarded to participants to repay interest and the loan principal if certain performance and retention criteria were met within the 40-month performance period that ended January 31, 2003.

Following satisfaction of various performance criteria during the term of the ESPIP and continued employment with the Company through January 31, 2003, participants received a deferred cash payment equal to two-thirds of the outstanding principal balance of their loan plus the net accrued interest on their loan on January 31, 2003. Such amounts were applied against the outstanding loan balances of each participant pursuant to the terms of the ESPIP. The remaining balance of the loan is payable in three equal installments on January 31, 2004, January 31, 2005 and January 31, 2006. The outstanding principal balance of the loan may be prepaid at any time at the executive officer’s option and may be accelerated if the executive officer’s service is terminated.

The following table describes the indebtedness of the Company’s executive officers under the ESPIP:

Name	Greatest Amount of Indebtedness in 2003	Aggregate Amount of Indebtedness as of December 31, 2003 (a)
R. K. Davidson	$11,022,577	$3,189,888
I. J. Evans	5,511,288	1,594,943
L. H. Suggs	4,133,466	0
D. J. Duffy	2,204,515	0
R. B. King	2,204,515	0
J. J. Koraleski	2,204,515	637,977
C. W. von Bernuth	2,204,515	0
J. R. Young	2,204,515	0
J. V. Dolan	1,102,258	0
L. M. Bryan, Jr.	1,102,258	318,989
C. R. Eisele	1,102,258	0
R. M. Knight, Jr.	551,129	159,494
M. E. McAuliffe	440,902	127,595
B. R. Gutschewski	275,564	0
M. S. Jones	275,564	0
R. J. Putz	275,564	0
B. W. Schaefer	275,564	0

(a)	All outstanding loans were paid off on or before January 31, 2004.

Security Ownership of Management

The following table sets forth information concerning the beneficial ownership of the Company’s Common Stock as of February 6, 2004 by the Company’s Chief Executive Officer and the other four most highly compensated executive officers.

Name	Number of Shares Beneficially Owned (a)	Percent Of Class
Richard K. Davidson	2,351,332	0.90%
Ivor J. Evans	513,979	0.20%
James R. Young	281,510	0.11%
Dennis J. Duffy	311,459	0.12%
Carl W. von Bernuth	547,493	0.21%

(a)	Each individual has sole voting power with respect to the shares beneficially owned. Included in the number of shares beneficially owned by Messrs. Davidson, Evans,

Young, Duffy and von Bernuth are 1,709,958, 325,000, 223,200, 253,645 and 439,543, respectively, which such persons have the right to acquire within 60 days pursuant to stock options. Included in the number of shares owned by Messrs. Davidson, Evans, Young, Duffy and von Bernuth are 242,320, 109,573, 16,833, 20,017 and 29,923 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention shares and units which they will acquire as shares of Common Stock at termination of employment. Not included in the number of shares owned by Messrs. Davidson, Evans, Young and Duffy are 209,875, 65,954, 22,236 and 18,880 restricted stock units, respectively, awarded under the PEP, and for Messrs. Davidson, Evans, Young and Duffy 135,035, 51,030, 40,000 and 40,000 retention stock units, respectively, awarded under Company stock plans.

Option/SAR Grants Table

The following table sets forth information concerning individual grants of stock options during 2003 to the Company’s Chief Executive Officer and the other four most highly compensated executive officers.

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/ SARs Granted to Employees	Exercise or Base Price	Expiration Date	Grant Date Present Value (a)
Richard K. Davidson	325,000	13.6%	$55.98	1/30/2013	$4,646,395
Ivor J. Evans	150,000	6.3%	55.98	1/30/2013	2,144,490
James R. Young	75,000	3.1%	55.98	1/30/2013	1,072,245
Dennis J. Duffy	75,000	3.1%	55.98	1/30/2013	1,072,245
Carl W. von Bernuth	40,000	1.7%	55.98	1/30/2013	571,864

(a)	Calculated in accordance with the Black-Scholes option pricing model. The assumptions used in such option pricing model are: expected volatility, 28.4%; expected dividend yield, 1.5%; expected option term, 5 years; and risk-free rate of return, 2.9%.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table sets forth individual exercises of stock options during 2003 by the Company’s Chief Executive Officer and the other four most highly compensated executive officers.

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End	Value of Unexercised In- the-Money Options/SARs at FY-End
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Richard K. Davidson	57,276	$1,052,160	1,384,958	$26,375,592
			606,000	8,034,880
Ivor J. Evans	140,000	3,212,200	175,000	2,304,000
			200,000	3,510,000
James R. Young	13,389	244,081	148,200	2,085,636
			75,000	1,012,500
Dennis J. Duffy	2,231	41,452	178,645	2,632,773
			75,000	1,012,500
Carl W. von Bernuth	37,192	679,498	408,463	9,846,658
			107,500	1,416,150

Equity Compensation Plan Information

The following table summarizes the equity compensation plans under which the Company’s Common Stock may be issued as of December 31, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity compensation plans approved by security holders	15,183,247	(a)	$53.25	(b)	6,899,211
Equity compensation plans not approved by security holders(c)	5,268,566		55.00		0

Total	20,451,813		53.75		6,899,211

(a)	Includes 1,936,582 retention units that do not have an exercise price. Does not include 383,035 retention shares that are actually issued and outstanding.
(b)	Does not include the retention units or retention shares described in footnote (a).
(c)	The UP Shares Stock Option Plan (UP Shares Plan) is the only equity compensation plan not approved by shareholders. The UP Shares Plan was approved by the Company’s Board of Directors on April 30, 1998 and reserved 12,000,000 shares of Common Stock for issuance. The UP Shares Plan was a broad-based option program that granted each active employee on April 30, 1998 non-qualified options to purchase 200 shares of Common Stock at $55.00 per share. Options became exercisable on May 1, 2001 and expire on April 30, 2008. If an optionee’s employment terminates for any reason, the option remains exercisable for a period of one year after the date of termination, but no option is exercisable after April 30, 2008. No further options may be granted under the UP Shares Plan.

Defined Benefit Plans

Pensions for non-agreement employees of the Company and the Railroad are provided chiefly through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The amount of the annual pension benefit from both Plans is based upon average compensation for the 36 consecutive months of highest regular compensation (including up to three EIP awards within the 36-month period) within the 120-month period immediately preceding retirement (final average earnings).

The Supplemental Plan is an unfunded non-contributory plan which provides, unlike the Basic Plan, for the grant of additional years of service and deemed age to officers or supervisors, for the inclusion of earnings in excess of limits contained in the Code and deferred incentive compensation in the calculation of final average earnings and for any benefit in excess of limitations provided for under the Code. Messrs. Davidson, Evans, Young, Duffy and von Bernuth have accrued benefits under the Supplemental Plan.

The credited years of service and approximate annual final average earnings (as of February 29, 2004) for each of the five individuals named in the Summary Compensation Table under both Plans mentioned above are as follows: Mr. Davidson 40, $4,529,000;

Mr. Evans 16, $2,137,000; Mr. Young 25, $1,017,000; Mr. Duffy 30, $998,000; and Mr. von Bernuth 24, $1,199,000.

The Company purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other active and former employees and has paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. These purchases reduce the Company’s obligations under the Supplemental Plan. The benefits in the following Pension Plan Table will be reduced for any employee for whom an annuity was purchased by an amount calculated so that the expected aggregate amount received by the employee from the annuity and the Supplemental Plan, net of federal taxes, will be the same as the net amount that would have been received from the Supplemental Plan if the annuity had not been purchased.

The estimated annual benefits payable under the Plans at normal retirement at age 65 based upon annual final average earnings and years of employment is illustrated in the following table:

	Years of Employment
Final Average Earnings	10 Yrs Employ- ment	15 Yrs Employ- ment	20 Yrs Employ- ment	25 Yrs Employ- ment	30 Yrs Employ- ment	35 Yrs Employ- ment	40 Yrs Employ- ment
$1,000,000	164,230	246,340	328,460	410,570	492,590	541,350	590,110
1,200,000	197,570	296,350	395,140	493,920	592,590	651,350	710,110
2,000,000	330,930	496,390	661,860	827,320	992,590	1,091,350	1,190,110
2,200,000	364,270	564,400	728,540	910,670	1,092,590	1,201,350	1,310,110
2,500,000	414,280	621,415	828,560	1,035,695	1,242,590	1,366,350	1,490,110
3,000,000	497,630	746,440	995,260	1,244,070	1,492,590	1,641,350	1,790,110
3,500,000	580,980	871,465	1,161,960	1,452,445	1,742,590	1,916,350	2,090,110
4,000,000	664,330	996,490	1,328,660	1,660,820	1,992,590	2,191,350	2,390,110
4,500,000	747,680	1,121,515	1,495,360	1,869,195	2,242,590	2,466,350	2,690,110
5,000,000	831,030	1,246,540	1,662,060	2,077,570	2,492,590	2,741,350	2,990,110
5,500,000	914,380	1,371,565	1,828,760	2,285,945	2,742,590	3,016,350	3,290,110

The benefits in the foregoing Pension Plan Table would be paid in the form of a life annuity with 50% surviving spouse’s benefit, and reflect offsets for Social Security or Railroad Retirement.

Change in Control Arrangements

In November 2000, the Board of Directors adopted a Change in Control policy to provide the Company with a smooth transition of management and continuing operations throughout a Change in Control transaction. The Key Employee Continuity Plan (the Continuity Plan) provides severance benefits to 31 senior level executives of the Company and its subsidiaries in the event a Change in Control occurs and, in addition, the covered executive is involuntarily terminated or constructively discharged within two years following a Change in Control. A Change in Control is generally deemed to occur if (i) any person or group becomes the beneficial owner of 20% or more of the Company’s outstanding voting securities, (ii) there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board), (iii) a merger, consolidation or reorganization which results in the Company’s shareholders holding 50% or less of the outstanding voting securities of the post- transaction entity, or (iv) a liquidation, dissolution or sale of all or substantially all the Company’s assets.

Under the Continuity Plan, severance benefits are the same for all covered executives except for the multiple used to determine lump sum severance payments with respect to base salary and the average annual incentive compensation earned in the most recent three calendar years beginning in 2000. Covered executives are categorized into three tiers under the Continuity Plan, with Tier 1 executives receiving a multiple of three; Tier 2 executives receiving a multiple of two; and Tier 3 executives receiving a multiple of one and one-half. Messrs. Davidson and Evans are Tier 1 executives and Messrs. Young, Duffy and von Bernuth are Tier 2 executives. Other benefits under the Continuity Plan include the continuation of health insurance, dental and executive life insurance for three years reduced by any benefits receivable from a subsequent employer. The Continuity Plan provides for automatic vesting in the Company’s Supplemental Plan and an additional accumulation of three years of age and service credit (subject to certain limits). Covered executives will also be made whole with respect to any excise tax imposed by Section 4999 of the Code upon the severance benefits received under the Continuity Plan. Under the Change in Control provisions adopted in various compensation plans and subject to certain limitations, there will be an acceleration of the vesting of, or lapse of restrictions and restriction periods applicable to, outstanding stock options, retention stock and other similar equity based awards, along with the deemed satisfaction of certain performance criteria, to the extent not previously vested or satisfied. In addition, executives will be allowed to cash out of certain deferred compensation programs and receive cash payment on certain retention shares.

Five-Year Performance Comparison

The following graph provides an indicator of cumulative total shareholder returns, assuming reinvestment of dividends, for the Company as compared to the S&P 500 Stock Index and a peer group comprising Burlington Northern Santa Fe Corporation, CSX Corporation and Norfolk Southern Corporation.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN UPC, S&P 500 AND PEER GROUP

DOLLARS

(2) ADOPTION OF THE UNION PACIFIC CORPORATION

2004 STOCK INCENTIVE PLAN

Introduction

On January 29, 2004, the Board of Directors approved and recommended for submission to the shareholders for their adoption the Union Pacific Corporation 2004 Stock Incentive Plan (the Plan). The approval by an affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy and entitled to vote on this proposal, at the 2004 Annual Meeting is required for adoption.

If the Plan is approved by shareholders, no additional stock awards will be granted under the Company’s 2001 Stock Incentive Plan, except for stock options which may be issued under previously granted awards covering approximately 3.9 million shares based upon the attainment of certain price objectives.

The Board of Directors believes that the adoption of the Plan is desirable because it will promote and closely align the interests of employees of the Company and its shareholders by providing stock-based compensation and other performance-based compensation. The Board believes the Plan will strengthen the Company’s ability to reward performance which enhances long term shareholder value; increase employee stock ownership through performance-based compensation plans; and strengthen the Company’s ability to attract and retain an outstanding employee and executive team.

The following summary of the material features of the Plan is qualified in its entirety by reference to the complete text of the Plan. A copy of the Plan may be requested from the Company as provided on page 63. Additionally, the Plan was filed on Form 8-K with the SEC on March 10, 2004, and a copy of the Form 8-K and the Plan is available on the Company’s website at www.up.com/investors or on the SEC’s website at www.sec.gov, on its EDGAR database.

Stock Subject to the Plan

The Plan provides for the grant of non-qualified stock options, stock appreciation rights, retention shares, stock units and incentive bonuses. Under the Plan, the number and kind of shares as to which options, stock appreciation rights, retention shares, or stock units or incentive bonuses may be granted is 21 million shares of Common Stock (the New Plan Limit), plus any shares subject to awards made under the Union Pacific Corporation 2001 Stock Incentive Plan and the 1993 Stock Option and Retention Stock Plan of Union Pacific Corporation (collectively, the Prior Plans) that are outstanding on the effective date of the Plan and become available for regrant as described below. Any shares granted as awards other than options or stock appreciation rights shall be counted against the New Plan Limit as one and four-tenths (1.4) shares for every share granted. Shares granted as options or stock appreciation rights shall be counted against the New Plan Limit as one share for every share granted.

The number of shares available under the New Plan Limit shall not be reduced by:

•	shares subject to awards under the Plan or any Prior Plan that have been canceled, expired, forfeited or settled in cash;

•	shares subject to awards under the Plan or any Prior Plan that have been retained by the Company in payment or satisfaction of the purchase price or tax withholding obligation of an award; or

•	shares subject to awards under the Plan or any Prior Plan that otherwise do not result in the issuance of shares in connection with payment of the award.

Any share of Common Stock that is again available for grant under the Plan as a result of one of the events described above related to awards made under the Plan shall be added back to the Plan as one (1) share if the share was subject to a stock option or stock appreciation right, or as one and four-tenths (1.4) shares if the share was subject to an award made under the Plan other than a stock option or a stock appreciation right. Any share that is available for grant under the Plan as a result of one of these events related to awards under a Prior Plan shall be added to the Plan as one (1) share in all cases.

In addition, shares that have been delivered (either actually or constructively by attestation) to the Company in payment or satisfaction of the purchase price or tax withholding obligation of an award under the Plan or any of the Prior Plans and shares repurchased in the open market with option proceeds from awards under the Plan or any of the Prior Plans shall be available for awards under the Plan. Any share added back to the Plan in this manner shall be added as one (1) share for each share purchased. Under the Plan, “option proceeds” includes the cash actually received by the Company as payment of the option price plus the maximum tax benefit that could be realized by the Company as a result of option exercises paid in cash, determined by multiplying the amount that is deductible by the Company as a result of the option exercise by the sum of the maximum federal tax rate for the year of exercise plus an assumed 3% state income tax rate. The number of shares added back pursuant to repurchase of shares with option proceeds cannot be greater than the amount of the proceeds divided by the fair market value of a share of Common Stock on the date the option is exercised.

The Committee (as defined below) may, and if one of the following events occurs after a Change in Control (as defined below) of the Company shall, appropriately adjust the number of shares of Common Stock subject to the Plan and to outstanding awards if the Common Stock is affected through a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, or reorganization.

The aggregate number of shares of Common Stock that may be granted as options or stock appreciation rights granted under the Plan during any consecutive 36-month period to any one participant shall not exceed 3,000,000, and the aggregate number of shares of Common Stock that may be granted as retention shares or retention stock units granted under the Plan during any consecutive 36-month period to any one participant shall not exceed 750,000 unless such limitations are no longer required under Section 162(m) of the Code. The maximum amount payable as an incentive bonus under the Plan during any calendar year to any one participant shall not exceed $10 million unless such limitation is no longer required under Section 162(m) of the Code.

The market value of a share of Common Stock based on the closing price on the New York Stock Exchange on March 5, 2004 was $61.83.

Administration

The Plan shall be administered by the Compensation and Benefits Committee (the Committee) currently composed of non-employee members of the Board of Directors, none of whom are eligible to participate under the Plan. The Committee may delegate various functions to subcommittees or certain officers of the Company.

Subject to the provisions of the Plan, the Committee has the power:

•	to prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined in the Plan;

•	to determine which persons are participants, to which participants, if any, awards are granted under the Plan, the timing of any awards, and to grant awards;

•	to determine the terms and conditions of the awards;

•	to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award;

•	to prescribe and amend the terms of the agreements or other documents evidencing awards made under the Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by participants under the Plan;

•	to interpret and construe the Plan, any rules and regulations under the Plan and the terms and conditions of any award granted under the Plan, and to make exceptions to any provisions in good faith and for the benefit of the Company; and

•	to make all other determinations deemed necessary or advisable for the administration of the Plan.

All decisions, determinations and interpretations by the Committee regarding the Plan are final and binding on all participants and beneficiaries.

Eligibility

Plan participation is limited to employees of the Company and its subsidiaries. As of December 31, 2003, there were approximately 46,400 employees of the Company and its subsidiaries. Directors who are not full-time employees are not eligible.

Options, stock appreciation rights, retention shares, stock units and incentive bonuses may be granted by the Committee to eligible employees in such number and at such times during the term of the Plan as the Committee shall determine. In granting options, stock appreciation rights, retention shares, stock units and incentive bonuses, the Committee shall take into account such factors as the Committee may deem relevant in respect of accomplishing the Plan’s purposes, including one or more of the following: the extent to which performance goals have been met, the duties of the respective employees and their present and potential contributions to the Company’s success. Retention shares and retention stock units may be granted to reward the attainment of individual, Company or subsidiary goals, or to attract or retain employees of the Company or any subsidiary, and shall be granted subject to the attainment of performance goals unless the Committee determines otherwise.

Terms and Conditions of Options

The Plan will permit the Committee to grant non-qualified options which are subject to the following terms and conditions:

•	the option price per share will be determined by the Committee but will not in any event be less than 100% of the fair market value of the Common Stock on the date the option is granted; provided, however, that the option price per share may be less than 100% of fair market value on the date of grant if the option is granted in connection with a merger, stock exchange, or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity;

•	in no event will any option be exercisable more than 10 years after the date the option is granted, except that in the event of the death of a participant during employment or any post-termination exercise period, options shall remain exercisable for a minimum period of one year from the date of death;

•	except in cases of death or disability of the employee or termination of an employee after a Change of Control (other than as a result of disability or gross misconduct), the shares covered by an option may not be purchased for 12 months after the date on which the option is granted, or such longer period or periods and subject to such conditions as the Committee may determine, but thereafter may be purchased at one time or in such installments over the balance of the option period as may be provided in the option; and

•	except as authorized by the Committee, an option may not be transferred except that it may be exercised by a participant’s legal representatives or heirs.

The Committee may grant an option or provide for the grant of an option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the participant or within the control of others. The Plan expressly provides that the Company cannot reprice options except for appropriate adjustments in connection with changes in capital structure. The Committee may permit a participant to elect to defer receipt of all or part of the shares of Common Stock issuable upon the exercise of an option.

All options will expire immediately if the participant is discharged from employment for deliberate, willful or gross misconduct.

Unless the Committee determines otherwise, upon a participant’s termination options shall expire on the earlier of the expiration of the term of the options or as follows:

•	If the participant’s employment is terminated due to retirement, options that were exercisable at termination will remain exercisable until five years from the date of termination.

•	If the participant’s employment is terminated due to disability or death, any vesting period relating to the options will accelerate, and assuming any other conditions to vesting are satisfied as of termination, the options will remain exercisable for five years from the date of termination.

•	If the participant’s employment is terminated as a result of the disposition by the Company or any of its subsidiaries of all or part of its interest in, or the discontinuance of a business of a subsidiary, division or other business unit, unvested options are not forfeited, any holding period or other conditions will be satisfied in accordance with their original schedule or terms, and the option will expire five years after the date of termination.

•	If the participant’s employment is terminated as a result of a force reduction program instituted by the Company or any of its subsidiaries, options exercisable at such termination shall remain exercisable for three years from the date of termination.

•	If a participant’s employment is terminated (other than a termination as a result of disability or gross misconduct) within two years following a Change in Control, options shall become fully vested and may be exercised for a period of three years following such termination or for a period of five years following such termination if the termination is due to death, disability, retirement or the disposition by the Company or any of its subsidiaries of all or part of its interest in, or the discontinuance of a business of, a subsidiary, division or other business unit.

•	In all other cases, the option may be exercised to the extent shares were then purchasable, but only if exercised by the participant within three months of the date of such termination.

At the discretion of the Committee, all or a portion of the exercise price of the option may be paid:

•	under an arrangement with the Company’s third party stock administrator where payment is made pursuant to an irrevocable direction to the stock administrator to deliver all or part of the proceeds from the sale of shares issuable under the option to the Company;

•	by the surrender (either actually or constructively by attestation) of previously acquired Common Stock owned by the participant; or

•	by authorizing the Company to withhold shares of Common Stock otherwise issuable upon exercise of the option.

In addition, the Committee may permit the participant to pay amounts due under applicable withholding tax laws upon exercise of options by authorizing the Company to withhold or accept shares of Common Stock.

Terms and Conditions of Stock Appreciation Rights

The Committee may also grant stock appreciation rights. Such rights may be granted to participants either alone or in addition to or in tandem with other awards granted under the Plan and may, but need not, relate to a specific option. The provisions of stock appreciation rights need not be the same with respect to each recipient. Any stock appreciation right granted in tandem with an option may be granted at the same time such option is granted or at any time thereafter before exercise or expiration of such option. A stock appreciation right shall have the same terms and conditions as options, including, without limitation, the terms and conditions relating to option price and exercise conditions, except that a stock appreciation right granted in tandem with a previously granted option shall have the terms and conditions of the option. In addition, the Committee may impose other conditions or restrictions on the exercise of any stock appreciation right as it shall deem appropriate. Stock appreciation rights may be settled in Common Stock or cash as determined by the Committee.

Terms and Conditions of Retention Shares

The Committee may also grant retention shares to an employee. Such retention shares shall be restricted for such periods as the Committee in its discretion shall determine, provided, however, that any restriction period shall not be less than three years from the date of grant (the Restriction Period), and the Committee may also specify other terms and conditions to the right of a shareholder to receive the shares without restriction (Vesting Conditions). During the Restriction Period and prior to the satisfaction of any Vesting Conditions, the participant shall have the entire beneficial interest in, and all rights and privileges of a shareholder as to, such shares, including the right to vote such shares and, unless the Committee determines otherwise, the right to receive dividends, subject to the following restrictions:

•	the participant shall not be entitled to delivery of the stock certificate until expiration of the Restriction Period and the satisfaction of any Vesting Conditions;

•	none of the retention shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restriction Period or prior to the satisfaction of any Vesting Conditions; and

•	all of the retention shares shall be forfeited and all rights of the participant to such shares shall terminate unless the participant remains in continuous employment of the Company or a subsidiary during the Restriction Period and until any applicable Vesting Conditions have been satisfied, except as provided below.

Upon a Change in Control:

•	with respect to retention shares (other than retention shares granted pursuant to the Executive Incentive Premium Exchange Program (PEP) or any future long term incentive plan (LTP)), the Restriction Period shall end with respect to that number of retention shares calculated by multiplying the total number of retention shares by the fraction obtained by dividing the number of full months from the commencement of such Restriction Period through the date of such Change in Control by the total number of months contained in such Restriction Period (determined without regard to this proviso);

•	with respect to retention shares granted to the participant pursuant to the PEP, the Restriction Period shall end with respect to that number of retention shares equal to the sum of:

•	the number of retention shares with a fair market value (as of the date of grant) equal to the amount of incentive award the participant elected to forego in exchange for such retention shares (the Original Retention Shares), and

•	the number of retention shares which the participant received as a premium under the PEP (the Premium Retention Shares) calculated by multiplying the total number of such Premium Retention Shares by the fraction obtained by dividing the number of full months from the commencement of such Restriction Period through the date of such Change in Control by the total number of months contained in such Restriction Period, and

•	any retention shares granted to a participant pursuant to an LTP shall be subject to the terms of the applicable agreement issued under the LTP.

Unless the Committee determines otherwise, upon termination of a participant’s employment, retention shares shall be treated as follows:

•	In case of a participant’s termination of employment due to death, disability or retirement at or after actual age 65, if all Vesting Conditions have been satisfied, the participant’s retention shares shall immediately vest and be delivered to the participant or his beneficiary, as the case may be.

•

If a participant’s employment is terminated within two years following a Change in Control, the remaining restrictions with respect to the participant’s retention shares shall lapse and the Committee may, in its sole discretion, elect to make such payment either in cash, in shares of Common Stock, in shares of equity securities of the entity (or its parent) resulting from such Change in Control or in any combination of the foregoing.

•	If a participant’s employment terminates for any reason other than death, disability, retirement or a Change in Control as described in the preceding sentences, the participant’s retention shares shall be forfeited.

•	If a participant’s employment terminates for any reason prior to the satisfaction of any Vesting Conditions (other than as a result of a Change in Control), the participant’s retention shares shall be forfeited.

The Committee may permit a participant to pay amounts due under applicable withholding tax laws on lapse of restrictions on retention shares by authorizing the Company to withhold shares of Common Stock.

Terms and Conditions of Stock Units

The Committee may also grant stock units to a participant. All stock units issued under the Plan shall, unless the Committee provides otherwise, be subject to the same terms and conditions as retention shares granted under the Plan. Awards of stock units shall be payable in shares of Common Stock, cash or a combination as determined by the Committee. The Committee may permit a participant to elect to defer receipt of all or part of any award of stock units pursuant to the rules and regulations adopted by the Committee.

Terms and Conditions of Incentive Bonuses

The Committee may also grant incentive bonuses pursuant to which a participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified by the Committee. Incentive bonuses may be paid in either cash or in shares of Common Stock, and payment in cash does not affect the number of shares of Common Stock available under the Plan. Subject to the express provisions of the Plan, the Committee has discretion to determine the terms of any incentive bonus, including the target and maximum amount payable to a participant as an incentive bonus, the performance criteria (which may be based on financial performance and/or personal performance evaluation) and level of achievement versus these criteria that determines the amount payable under an incentive bonus, the fiscal year or other period (which may not be less than a year) as to which performance will be measured for determining the amount of any payment, the timing of any payment earned by virtue of performance, restrictions on the alienation or transfer of an incentive bonus prior to actual payment, forfeiture provisions, and such further terms and conditions, in each case not inconsistent with the Plan, as the Committee may determine from time to time. The performance criteria for any portion of an incentive bonus that is intended to satisfy the requirements for “performance-based compensation” will be a measure based on one or more Qualifying Performance Criteria set forth below. Notwithstanding satisfaction of any performance goals, the amount paid under an incentive bonus may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

Dividends and Dividend Equivalents

The Committee may grant awards that provide the participant with the right to receive dividend payments or dividend equivalent payments on the Common Stock subject to the award, whether or not such award has been exercised or is vested.

Qualifying Performance Criteria and Section 162(m) Limits

Subject to shareholder approval of the Plan, the performance criteria for any award of retention shares, retention stock units or any incentive bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the award:

•	cash flow (before or after dividends),

•	earnings per share (including earnings before interest, taxes, depreciation and amortization),

•	stock price,

•	return on equity,

•	total shareholder return,

•	return on capital (including return on total capital or return on invested capital),

•	return on assets or net assets,

•	market capitalization,

•	total enterprise value (market capitalization plus debt),

•	economic value added,

•	debt leverage (debt to capital),

•	revenue,

•	income or net income,

•	operating income,

•	operating profit or net operating profit,

•	operating margin or profit margin,

•	return on operating revenue,

•	cash from operations,

•	operating ratio,

•	commodity or operating revenue,

•	market share,

•	customer service index,

•	service delivery index,

•	productivity, and

•	safety.

The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period:

•	asset write-downs,

•	litigation or claim judgments or settlements,

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results,

•	accruals for reorganization and restructuring programs, and

•	any extraordinary, unusual or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to shareholders for the applicable year.

Tandem Stock or Cash Rights

The Committee may provide that an award shall contain as a term thereof, a right, either in tandem with the other rights under the award or as an alternative to the award, of the participant to receive a number of shares of Common Stock, cash or a combination thereof.

Duration and Amendment of the Plan

No awards shall be granted pursuant to the Plan after April 16, 2014. The Board of Directors may amend, alter or discontinue the Plan, and the Board or the Committee may amend any agreement or other document evidencing an award made under the Plan but, other than pursuant to permitted anti-dilution adjustments, no such amendment shall, without the approval of the shareholders of the Company:

•	increase the maximum number of shares of Common Stock for which awards may be granted under the Plan;

•	reduce the price at which options may be granted;

•	reduce the exercise price of outstanding options;

•	extend the term of the Plan;

•	change the class of persons eligible to participate under the Plan; and

•	increase the individual maximum limits for option, stock appreciation right and non-option awards.

Prior to a Change in Control, the Board of Directors or the Committee may amend or alter an agreement evidencing an award under the Plan in a manner that would impair the rights of a participant under the agreement only if the alteration or amendment:

•	is required or advisable to satisfy any law or regulation or to meet the requirements of any accounting standard; or

•	is not reasonably likely to significantly diminish the benefits provided under the award, or any diminishment has been adequately compensated.

After any Change in Control, no change to the Plan may impair the rights of any participant without such participant’s consent.

Change in Control

“Change in Control” means the occurrence of any one of the following:

•	any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in clause (A) or (B) of the third sub-paragraph below; or

•	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on January 29, 2004, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the effective date of the Plan or whose appointment, election or nomination for election was previously so approved or recommended; or

•	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

•	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Federal Income Tax Consequences of Non-Qualified Options, Stock Appreciation Rights, Retention Shares, Stock Units and Incentive Bonuses

The following discussion of the Plan’s federal income tax consequences is a summary of applicable federal law as currently in effect. State, local and foreign tax consequences may differ, and tax laws may be amended or interpreted differently during the term of the Plan or of awards under the Plan. This discussion does not cover all federal provisions that may apply to a participant, including federal gift tax or estate tax issues.

Non-Qualified Options. A participant will not have taxable income upon the grant of a non-qualified option. Upon the exercise of a non-qualified option, the participant will recognize ordinary income equal to the number of shares exercised times the difference between (i) one share of stock valued at the closing price on the day prior to the date the option is exercised and (ii) the option price of one share.

To the extent the participant elects to defer the receipt of the shares issuable upon the exercise of a non-qualified option, and to the extent the participant does so pursuant to an irrevocable election made sufficiently in advance of the exercise date to satisfy IRS guidelines, such exercise should not be taxable other than employment taxes. Rather, taxation should be postponed until the deferred amount becomes payable. At that time, the participant will recognize ordinary income equal to the value of the amount then payable. The tax law is not settled with respect to option deferrals and there is no guarantee that the IRS will not seek to challenge this treatment, or how a court might rule.

The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will be entitled to a tax deduction at the same time and in the same amount.

The subsequent sale of the shares by a participant generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and the capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Stock Appreciation Rights (SARs). The grant of a SAR is generally not a taxable event for a participant. Upon exercise of the SAR, the participant will generally recognize ordinary income equal to the amount of cash and/or the fair market value of any shares received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will be entitled to a tax deduction at the same time for the same amount. If the SAR is settled in shares, the participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Retention Shares. The tax consequences of a grant of retention shares depend upon whether or not a participant elects under Section 83(b) of the Code to be taxed at the time of the grant.

If no election is made, the participant will not recognize taxable income at the time of the grant of the retention shares. When the restrictions on the shares lapse, the participant will recognize ordinary income equal to the value of the retention shares. Any dividends with a record date prior to that time will be taxed to the participant as ordinary income, not as dividends, when paid.

If the election is made, the participant will recognize ordinary income at the time of the grant of the retention shares equal to the value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the participant will generally not be entitled to a deduction on account thereof.

The participant will be subject to income tax withholding at the time when the ordinary income (including any dividends taxed as ordinary income) is recognized. Subject to the Section 162(m) restrictions discussed below, the Company will be entitled to a tax deduction at the same time and for the same amount.

A subsequent sale of the shares received in connection with restricted stock generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income the participant recognized with respect to the shares. The capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year. The holding period to determine whether a participant has long-term or short-term capital gain or loss on a subsequent sale generally begins when the stock restrictions lapse, or on the date of grant if the participant made a valid Section 83(b) election.

Stock Units. A participant will not have taxable income upon the grant of a stock unit. Rather, taxation will be postponed until the stock becomes payable which will be either immediately following the lapse of the restrictions on the units or, if the participant has elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable. Any dividend equivalents on the stock units will be taxed to the participant as ordinary income when paid.

The participant will be subject to income tax withholding at the time when the ordinary income (including any dividend equivalents taxed as ordinary income) is recognized. Subject to the Section 162(m) restrictions discussed below, the Company will be entitled to a tax deduction at the same time and for the same amount.

If a stock unit is settled in shares, subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Incentive Bonuses. A participant will not have taxable income upon the grant of a contingent right to an incentive bonus. Rather, taxation will be postponed until the incentive bonus becomes payable, and, if the participant has timely elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

The participant will be subject to income tax withholding at the time when the ordinary income is recognized. Subject to the Section 162(m) restrictions discussed below, the Company will be entitled to a tax deduction at the same time and for the same amount.

Company Deduction and Section 162(m). Subject to the limitation imposed by Section 162(m) of the Code, the Company or a subsidiary will be entitled to a deduction equal to the ordinary income recognized by the participant (including any dividends or dividend equivalents taxed as ordinary income) from non-qualified stock options, stock appreciation rights, retention shares, stock units and incentive bonuses for the taxable year when the participant recognizes such income.

For the individual serving as the chief executive officer of the Company at the end of the taxable year and for the individuals serving as officers of the Company or a subsidiary at the end of such year who are among the four highest compensated officers (other than the chief executive officer of the Company) for proxy reporting purposes, Section 162(m)

of the Code limits the amount of compensation otherwise deductible by the Company and its subsidiaries for such year to $1,000,000 for each such individual, except to the extent that such compensation is “performance-based compensation”. All non-qualified stock options and SARs are designed to be performance-based compensation for purposes of Section 162(m) of the Code. At the time of grant of retention stock, stock units and incentive bonuses, the Committee will determine the extent to which such grant will be performance-based compensation for purposes of Section 162(m) of the Code or not. Dividends and dividend equivalents that are paid currently will not be performance-based compensation for purposes of Section 162(m) of the Code.

New Plan Benefits

As of the date of this proxy statement, no awards have been made under the Plan. The benefits that will be awarded or paid under the Plan are not currently determinable.

The Board of Directors recommends that shareholders vote FOR approval of Proposal 2.

(3) RATIFICATION OF APPOINTMENT OF INDEPENDENT

CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Deloitte & Touche LLP as the firm of independent certified public accountants to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2004 subject to ratification by shareholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

The Board of Directors recommends that shareholders vote FOR approval of Proposal 3.

(4) SHAREHOLDER PROPOSAL REGARDING

SENIOR EXECUTIVE COMPENSATION PLANS

The Brotherhood of Locomotive Engineers General Fund, 1370 Ontario Street, Cleveland, Ohio 44113, the beneficial owner of 100 shares of the Company’s Common Stock, has submitted the following proposal. The Board of Directors recommends a vote AGAINST this proposal. The vote required for approval would be a majority of the votes cast on this proposal.

Proposal:

RESOLVED:

That the shareholders of Union Pacific (“Company”) hereby request that the Board of Directors’ Compensation Committee, in developing future senior executive equity compensation plans, utilize performance and time-based restricted share programs in lieu of stock options. Restricted shares issued by the Company should include the following features:

(1) Operational Performance Measures—The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

(2) Time-Based Vesting—A time-based vesting requirement of at least three years should also be a feature of the restricted shares program. That is, in addition to the operational performance criteria, no restricted shares should vest in less than three years from the date of grant.

(3) Dividend Limitation—No dividend or proxy voting rights should be granted or exercised prior to the vesting of the restricted shares.

(4) Share Retention—In order to link shareholder and management interests, a retention feature should also be included; that is, all shares granted pursuant to the restricted share program should be retained by the senior executives for the duration of their tenure with the Company.

The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan.

SUPPORTING STATEMENT

As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value creation goals. The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks.

We believe that performance and time-based restricted shares are a preferred mechanism for providing senior executives long-term equity compensation. We believe that stock option plans, as generally constituted, all too often provide extraordinary pay for ordinary performance. In our opinion, performance and time-based restricted shares provide a better means to tie the levels of equity compensation to meaningful financial performance beyond stock price performance and to condition equity compensation on performance above that of peer companies.

Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate performance measures and benchmarks. It is requested that detailed disclosure of the criteria be made so that shareholders may assess whether, in their opinion, the equity compensation system provides challenging targets for senior executives to meet. In addition, the restricted share program prohibits the receipt of dividends and the exercise of voting rights until shares vest.

We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity commensurate with their long-term contributions. We believe such system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this reform.

Recommendation of the Board of Directors

The Compensation and Benefits Committee, which is comprised solely of independent directors, and the Board of Directors seek to align the financial interests of executive officers with long-term shareholder value. The Company’s performance-based executive compensation program is designed to provide payment for performance of assigned accountabilities and achievement of goals that contribute to corporate earnings, thereby enhancing shareholder value. Depending on performance and the level of the executive, generally 20% to 75% of an executive’s total annual compensation will be at risk.

The Board is concerned that implementation of the proposal would unduly restrict its ability, and the ability of the Compensation and Benefits Committee, in designing equity-based and overall compensation packages for executive officers. The proposal provides, among other things, that any compensatory equity awards granted to senior executives (a) be in the form of restricted stock only, with the elimination of future stock option grants, (b) be tied to a specific operational performance measure, (c) include a time-based vesting requirement of at least three years (which the Company already has for restricted stock awards) and (d) require a senior executive to retain his or her equity awards for the duration of his or her tenure with the Company.

Many companies use stock options which are not tied to operational performance. Stock options form one of the long-term pay components of the Company’s total compensation program and are an important retention tool. The equity-based compensation limitations and requirements provided for in the proposal are inconsistent with practices at many other companies, with the result that the Company could be placed at a substantial competitive disadvantage in attracting and retaining highly qualified senior executives. The Board believes that the Compensation and Benefits Committee should be able to measure and reward senior executive performance by criteria other than specific operational performance measures, and should retain the flexibility to design equity-based compensation packages, including option grants, in various ways as the Company’s goals and challenges change.

The Company’s existing executive compensation programs already contain stock retention guidelines ranging from one to seven times salary depending on the level of the executive and provide for the vesting of restricted shares granted to senior executives over a minimum of three years. The Compensation and Benefits Committee and the Board are mindful that senior executives may desire diversification in their investment portfolios and do not believe that it is in the interests of the Company to place further restrictions on a senior executive’s ability to realize gains on vested equity awards. The Board believes that most peer companies have no retention requirements such as the one contained in the proposal, and such additional retention requirements would place the Company at a competitive disadvantage in recruiting and retaining executive talent. The Compensation and Benefits Committee and the Board believe that the equity-based compensation plans described in the Report on Executive Compensation under the caption “Long-Term Compensation” provide the appropriate mix of at risk compensation that properly motivates senior executives and enables the Company to provide them with competitive compensation. In light of the Company’s need to maintain flexibility in providing appropriate compensation to its senior executives, the Board of Directors respectfully requests that shareholders vote AGAINST Proposal 4.

(5) SHAREHOLDER PROPOSAL REGARDING

POLITICAL CONTRIBUTIONS

The Central Laborers’ Pension, Welfare & Annuity Funds, P.O. Box 1267, Jacksonville, IL 62651, the beneficial owner of 1,600 shares of the Company’s Common Stock, has submitted the following proposal. The Board of Directors recommends a vote AGAINST this proposal. The vote required for approval would be a majority of the votes cast on this proposal.

Proposal:

POLITICAL DISCLOSURE RESOLUTION

Resolved, that the shareholders of Union Pacific Corporation (“Company”) hereby request that the Company prepare and submit to the shareholders of the Company:

1.	A report, updated annually, disclosing its policies for political contributions (both direct and indirect) made with corporate funds. The reports shall include, but not be limited to, contributions and donations to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527. This Report shall be disclosed to shareholders through the Company’s web site or to shareholders in published form.

2.	A semi-annual report of political contributions, disclosing monetary and non-monetary contributions to candidates, parties, political committees and other organizations and individuals described in paragraph 1. This report shall contain the following information:

a.	An accounting of the Company’s funds contributed or donated to any of the persons described above;

b.	A business rationale for each of the Company’s political contributions or donations; and

c.	Identification of the person or persons in the Company who participated in making the decisions to contribute or donate.

Statement of Support: As long-term shareholders of Union Pacific Corporation, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Currently, Union Pacific Corporation is not required to disclose political contributions made with corporate funds in any Securities and Exchange Commission (SEC) reports to shareholders. Company executives and lobbyists exercise unbridled discretion over the use of corporate resources for political purposes. In addition, there is no SEC requirement for disclosing the business rationale for such donations.

The result is that shareholders are unaware of how and why the Company chooses to make corporate contributions and the political ends that are being furthered by the gift of corporate funds. Company officials may, in fact, be funding groups and candidates whose agendas are antithetical to the interests of it, its shareholders and its stakeholders.

This is the case with Union Pacific Corporation. The Center for Responsive Politics, a campaign finance watchdog organization, reported that the Company donated $800,000 in the 2002 election cycle to major party committees and congressional campaign dinners. However, further investigation shows that $100,000 of the Company’s money also went to political committees associated with certain political figures. Those committees, in turn, used the Company’s money in ways not generally known to the public that could pose reputational problems and legal risks for the Company.

Absent a system of accountability, corporate executives will be free to use the Company’s assets for political objectives not shared by and may be inimical to the interests of shareholders. There is currently no single source of information providing disclosure to the Company’s shareholders on this issue. That is why we urge your support for this critical governance reform.

Recommendation of the Board of Directors

The Board of Directors believes that it is in the best interest of the Company and its shareholders for the Company to participate in the political process by engaging in a government relations program to educate and inform public officials about the Company’s position on issues significant to the Company’s business. While the Company believes political contributions represent a valuable element of that program, it is important to note that the majority of Company-related political contributions, including contributions to federal officials, come from funds voluntarily contributed to the Company’s Fund for Effective Government (FFEG) by employees, not from corporate funds.

The activities of the FFEG are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. For example, pursuant to federal law, the FFEG files monthly reports with the Federal Election Commission reporting all political contributions. Political contributions by the FFEG and the Company also are subject to regulation at the state level. Moreover, recipients of these political contributions generally must disclose the identity of donors and the amount of their contributions. Therefore, the Board of Directors believes that ample disclosure exists regarding the Company’s political contributions and that such disclosures should alleviate any concerns pertaining to the transparency of activities discussed in this proposal. Accordingly, the Board of Directors believes that the preparation of the reports requested in this proposal would result in an unnecessary and unproductive use of Company resources.

The Board of Directors and Company management also take very strong exception to the statements by the proponent that there is no system of accountability and that “. . . corporate executives will be free to use the Company’s assets for political objectives not shared by and may be inimical to the interests of shareholders”, thus implying that the Company purposely supports political figures or causes “. . . that could pose reputational problems and legal risks for the Company.” As discussed earlier in this Proxy Statement, the Board of Directors and the Company developed, implemented and lived by strong governance policies long before such policies were popular or mandated by federal regulations, and continues to maintain the highest standards of accountability and public governance ratings. To make or condone questionable political contributions would not be in keeping with, and could do great damage to, the excellent governance reputation enjoyed by the Company.

Based on the above, the Board of Directors respectfully requests that shareholders vote AGAINST Proposal 5.

OTHER BUSINESS

The only business to come before the meeting of which the management is aware is set forth in this Proxy Statement. If any other business is presented for action, it is intended that discretionary authority to vote the proxies shall be exercised in respect thereof in accordance with the best judgment of the proxy holders.

SEC FILINGS AND OTHER CORPORATE INFORMATION

The Company makes available free of charge on its Internet website at www.up.com (under the “Investors” caption link) the annual report on Form 10-K, the quarterly reports on Form 10-Q, the current reports on Form 8-K, the proxy statement and Forms 3, 4 and 5, filed on behalf of directors and executive officers and amendments to such reports filed or furnished pursuant to the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The Company also makes available on its website previously filed SEC reports and exhibits via a link to “EDGAR” on the SEC’s Internet site at www.sec.gov. Additionally, the Company’s corporate governance materials (including Board Committee charters, governance guidelines and policies and codes of conduct and ethics for directors, officers and employees), news releases and other general information about the Company are all available on its website at www.up.com/investors. From time to time, the corporate governance materials on the website may be updated as necessary to comply with rules issued by the SEC and the Exchange or as desirable to promote the effective and efficient governance of the Company.

Copies of the Company’s 2003 Annual Report/Form 10-K, the Company’s report “Commitment to Diversity” and other corporate materials are also available, without charge, by writing to:

Secretary

Union Pacific Corporation

1416 Dodge Street, Room 1230

Omaha, NE 68179

The references to the Company’s website in this Proxy Statement does not constitute incorporation by reference of the information contained on the website and should not be considered part of this Proxy Statement.

COMMUNICATIONS WITH BOARD OF DIRECTORS

Interested parties wishing to communicate about the Company to the Board may do so by U.S. mail c/o the Secretary, Union Pacific Corporation, 1416 Dodge Street, Room 1230, Omaha, NE 68179. Communications that are intended for a specific director or directors (i.e., Presiding Director of the non-management directors) should be addressed to their attention and sent, by U.S. mail, to the address above. The Board has appointed and authorized the Secretary of the Company to be responsible for processing communications received through these procedures and for forwarding communications to directors. All communications from shareholders are forwarded directly to the appropriate Board members. If a communication is illegal, unduly hostile or threatening, or similarly inappropriate, the Secretary has the authority to discard or take appropriate legal action regarding the communication.

IT IS IMPORTANT THAT PROXIES BE VOTED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO VOTE BY TELEPHONE OR INTERNET OR TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

Carl W. von Bernuth

Senior Vice President,

General Counsel and Secretary

Appendix A

UNION PACIFIC CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

Purpose

The Audit Committee (the Committee) will assist the Board of Directors (the Board) in fulfilling its responsibility to oversee: (i) the independence, performance, and qualification of the independent auditor, (ii) the audits of the Company and its subsidiaries, (iii) the system of internal controls implemented throughout the Company, (iv) the integrity of the Company’s financial statements, (v) the Company’s compliance with legal and regulatory requirements, and (vi) the performance of the Company’s internal audit function. In addition, the Committee is responsible for preparing the Committee report to be included in the Company’s annual Proxy Statement and for reviewing appropriate standards of business conduct for the Company and its employees and monitoring compliance with these standards.

Membership

The Committee will be composed of three or more Directors appointed by the Board, each of whom will meet the New York Stock Exchange standards of “independence” for directors and audit committee members and any other applicable standards as determined by the Board in its business judgment. All members of the Committee must be financially literate and at least one member of the Committee must have accounting or related financial management expertise, as determined by the Board in its business judgment. One member of the Committee will be appointed by the Board as Chair of the Committee.

Meetings and Procedures

The Committee will meet at least four times each year. Meetings shall be conducted in accordance with applicable provisions of the Utah Revised Business Corporation Act. The Committee will meet separately with each of the Company’s independent auditor and internal auditor at each meeting of the Committee, and the Committee will meet separately with representatives of management at least annually. The Committee will also meet separately with the Company’s General Counsel at least annually.

The Committee will keep written minutes of its meetings, which minutes will be maintained with the books and records of the Company. The Committee will provide the Board regular reports of its activities.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee will consist of fewer than two members. The Committee will not delegate to a subcommittee any power or authority required by any law, regulation or listing standards to be exercised by the Committee as a whole.

Outside Advisors

The Committee will have the authority, at the expense of the Company, to retain such outside advisors as it deems appropriate to assist it in the performance of its duties and responsibilities.

Duties and Responsibilities

As part of its duties and responsibilities, the Committee will:

(1)	Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the independent auditor, which will report directly to the Committee. In connection with performing this function, the Committee will have the sole authority to, and will, retain, evaluate and, as necessary, terminate the independent auditor. The Committee will approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent auditor. By approving the audit engagement, the audit service will be deemed to have been pre-approved.

(2)	Establish policies and procedures for the engagement of the independent auditor to provide permissible non-audit services, which will include pre-approval of such services.

(3)	Obtain a report annually from the independent auditor describing all relationships between the auditor and the Company and any other relationships that may adversely affect the auditor’s independence and consider, at least annually, the independence of the auditor, including whether the provision of non-audit services is compatible with the auditor’s independence.

(4)	At least annually, obtain and review a report from the independent auditor describing the auditor’s internal quality-control procedures, material issues raised by its most recent peer review, internal quality-control review or any inquiries or investigations by governmental or professional authorities in the preceding five years into any audits conducted by the auditor, and any steps taken by the independent auditor to address any such issues.

(5)	Review with management and the independent auditor the results of the annual audit, the audited financial statements, unaudited quarterly financial statements of the Company, any comments or recommendations of the independent auditor, any reports of the independent auditor with respect to interim financial reviews as required by Statement on Auditing Standards 100, Interim Financial Information and the related disclosures in “Management’s Discussion and Analysis of the Financial Condition and Results of Operations” presented in the Company’s Form 10-K and 10-Q filings.

(6)	Review and discuss with management and the independent auditor: (a) any problems or difficulties encountered in the course of the audit, including any significant disagreements with management, restrictions on the scope of the independent auditor’s activities, or access to requested information; and (b) management’s response thereto.

(7)	Discuss with the independent auditor those matters required by Statement on Auditing Standards 61, Communication with Audit Committees, respecting the independent auditor’s judgment as to the quality of the Company’s accounting principles.

(8)	Review and discuss with management and the independent auditor: (a) significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including alternative methods for presenting financial information that have been discussed with management, the impact of the use of such alternatives, the methods preferred by management and all material written communications between the auditor and management; and (b) major issues regarding the Company’s accounting principles and financial statement presentations, including critical accounting policies, and any significant changes in the Company’s selection or application of accounting principles and financial statement presentations.

(9)	Recommend to the Board, based on the review and discussions noted above, whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(10)	Periodically receive from and discuss with management reports on the Company’s programs for assessing and managing financial risk. As part of this process, the Committee will review with management the status of pending litigation, regulatory and tax matters, the performance of safety programs and operations and other areas of oversight as may be appropriate.

(11)	Discuss generally the content and presentation of earnings releases and financial information and earnings guidance to be provided to analysts and rating agencies.

(12)	Review with management, the internal auditor, and independent auditor the Company’s policies and procedures for maintaining the adequacy and effectiveness of internal controls and disclosure controls procedures. As part of this effort, the Committee will inquire of management, the internal auditor and independent auditor about controls management has implemented to minimize significant risks to the Company and the efficacy of these controls.

(13)	Review the scope and results of the internal audit program. Specifically, the Committee will: (a) review the appointment or dismissal of the chief internal auditor and chief safety officer; (b) review the proposed audit plans of the internal auditing department for the coming year, evaluate the effectiveness of internal auditing on an annual basis and periodically review the independence, purpose, authority and responsibilities of internal auditing; and (c) review with the chief internal auditor and the independent auditor the coordination and integration of audit efforts to ensure the scope of audits is appropriate, redundant efforts are minimized and audit resources are used efficiently and effectively.

(14)	Establish hiring policies with respect to employees and former employees of the independent auditor.

(15)	Review periodically the Company’s Statement of Policy Concerning Business Conduct (the “Statement”) and make recommendations to the Board regarding any modifications of the Statement. Specifically, the Committee will oversee procedures for administering and promoting compliance with the Statement and determine if any waivers of any of the requirements for executive officers are appropriate.

(16)	Oversee the Company’s Code of Ethics for Chief Executive Officer and Senior Financial Officers, make recommendations to the Board with respect to modifications of the code, oversee procedures for administering and promoting compliance with the code and determine if any waivers of any of the requirements for the Chief Executive Officer and Senior Financial Officers are appropriate.

(17)	Establish: (a) procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(18)	Evaluate the performance of the Committee and assess the adequacy of the Committee’s charter on an annual basis and make reports thereon to the Board.

PROXY
Union Pacific Corporation	SOLICITED BY BOARD OF DIRECTORS
1416 Dodge Street	ANNUAL MEETING APRIL 16, 2004
Room 1230	SALT LAKE CITY, UTAH
Omaha, NE 68179

The undersigned hereby appoints RICHARD K. DAVIDSON and CARL W. von BERNUTH, and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 16, 2004 or any adjournment or postponement thereof as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposals 4 and 5. The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposals 4 and 5.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

UNION PACIFIC CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.     ☐

   The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposals 4 and 5.

1.	Election of Directors–		For All	Withhold All	For All Except			For	Against	Abstain
	Nominees:	P.F. Anschutz, R.K. Davidson, T.J. Donohue, A. W. Dunham, S.F. Eccles, I.J. Evans, J.R. Hope,	☐	☐	☐	2.	Adopt the Union Pacific Corporation 2004 Stock Incentive Plan.	☐	☐	☐
		M. W. McConnell, S. R. Rogel, E. Zedillo				3.	Ratify appointment of Deloitte & Touche as independent auditors.	☐	☐	☐

						4.	Shareholder proposal regarding senior executive equity plans.	☐	☐	☐

						5.	Shareholder proposal regarding political contributions.	☐	☐	☐

							The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement

	(Except nominee(s) written above)						Dated: , 2004
							Signature(s)

							Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

UNION PACIFIC CORPORATION	CONFIDENTIAL VOTING INSTRUCTIONS FOR ANNUAL MEETING APRIL 16, 2004

To the Trustee:

The UNDERSIGNED hereby instructs you to vote, in person or by proxy, all the shares of stock of Union Pacific Corporation which were allocated to my account as of February 6, 2004, under one or more of the plans listed below at the Annual Meeting of Shareholders to be held on April 16, 2004, or any adjournment or postponement thereof, as indicated upon all matters referred to on the reverse side of this card and described in the Proxy Statement for the meeting. I understand that this card when properly executed will be voted in the manner described herein; if no direction is made, the shares allocated to my account will be voted FOR all nominees in the election of Directors, FOR proposals 2 and 3 and AGAINST proposals 4 and 5; if I do not return my card, the shares that may be allocated to the plans in the left column below will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received, and the shares allocated to the plans in the right column below will not be voted; and if I have shares allocated to more than one of the plans below and wish to vote the shares differently among the plans, I may contact Computershare Investor Services at 1-800-317-2512 for additional instruction cards.

Union Pacific Corporation Thrift Plan	Union Pacific Corporation Thrift Plan PAYSOP
Union Pacific Agreement Employee 401(k) Retirement Thrift Plan	Union Pacific Corporation Thrift Plan (TRASOP)
Union Pacific Fruit Express Company Agreement Employee 401(k)	Transentric 401(k) Retirement Plan (PAYSOP)
Retirement Thrift Plan	Timera, Inc. 401(k) Retirement Plan (PAYSOP)
Chicago and North Western Railway PS and Retirement Savings Program Transentric 401(k) Retirement Plan Timera, Inc. 401(k) Retirement Plan
(Continued and to be signed on reverse side.)

UNION PACIFIC CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.     ☐

   The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposals 4 and 5.

1.	Election of Directors–		For All	Withhold All	For All Except			For	Against	Abstain
	Nominees:	P.F. Anschutz, R.K. Davidson, T.J. Donohue, A. W. Dunham, S.F. Eccles, I.J. Evans, J.R. Hope,	☐	☐	☐	2.	Adopt the Union Pacific Corporation 2004 Stock Incentive Plan.	☐	☐	☐
		M. W. McConnell, S. R. Rogel, E. Zedillo				3.	Ratify appointment of Deloitte & Touche as independent auditors.	☐	☐	☐

						4.	Shareholder proposal regarding senior executive equity plans.	☐	☐	☐

						5.	Shareholder proposal regarding political contributions.	☐	☐	☐

							The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement

	(Except nominee(s) written above)						Dated: , 2004
							Signature Please sign exactly as name appears.